This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

This share transfer involves the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

(Securities Code 8556)
November 6, 2009
To Our Shareholders

President, Seiji Toyama
THE KAGAWA BANK, LTD.
6-1, Kameicho, Takamatsu-shi,
Kagawa Prefecture, Japan

CONVOCATION NOTICE OF
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

THE KAGAWA BANK, LTD. (“The Kagawa Bank”) will be holding an extraordinary general meeting of shareholders and requests your attendance.  The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing.  Please review the “Reference Materials for the General Meeting of Shareholders” set forth below and exercise your voting rights with respect to the agenda items by filling out and returning the enclosed voting right exercise form.  The voting right exercise form must be received by 5:00 p.m. on November 24, 2009.

1.	Date/Time:	November 25, 2009 (Wednesday) 10:00 a.m.

2.	Venue:	6-1, Kameicho, Takamatsu-shi, Kagawa Prefecture 7th Floor Hall, THE KAGAWA BANK, LTD. Head Office

3.	Meeting Agenda:

Matters to be Resolved:

1st Agenda:		Establishment of a Parent Company through a Share Transfer

2nd Agenda:		Amendments to the Articles of Incorporation

4.	Matters Decided with respect to the Convocation

(i)
If a shareholder exercises his or her voting rights, in writing, with respect to the same agenda item multiple times, and the content of each vote is different, then the voting form submitted last will be regarded as the shareholder’s indication of intention.

(ii)
In the event that a shareholder who has voting rights of The Kagawa Bank exercises his or her voting rights by proxy through another shareholder, there will be one proxy and either the shareholder or the proxy must submit a letter of proxy and the voting right exercise form to The Kagawa Bank.

■	When you arrive at the meeting, please submit the enclosed voting right exercise form to the reception desk.

■
In the event that the attached “Reference Materials for the General Meeting of Shareholders” need to be modified, The Kagawa Bank will post such modification on its website (http://www.kagawabank.co.jp).

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Reference Materials for the General Meeting of Shareholders

Propositions and Information:

1st Agenda:  Establishment of a Parent Company through Joint Share Transfer

The Kagawa Bank and THE TOKUSHIMA BANK, LTD. (“The Tokushima Bank”; together with The Kagawa Bank, the “Banks”) have reached an agreement with respect to the establishment of a parent company through a joint share transfer (the “Share Transfer”).  As of September 14, 2009, the Banks have prepared a share transfer plan pertaining to the Share Transfer (the “Share Transfer Plan”) and entered into the “Management Integration Agreement.”

Pursuant to the Share Transfer Plan, The Kagawa Bank and The Tokushima Bank request your approval to establish TOMONY Holdings, Inc. (the “Joint Holding Company”), as the parent company of the Banks, and make the Banks its wholly-owned subsidiaries through the Share Transfer (the “Management Integration”).

The reason for the Share Transfer and contents of the Share Transfer Plan, and other matters relating to the agenda are as follows:

1.	Purpose and Background of the Management Integration

Since the financial crisis following the collapse of the bubble economy, the business environment involving financial institutions focused on financial restructuring of major financial institutions, which are now mostly completed.  However, in the rapidly changing financial environment, not only major financial institutions but regional financial institutions are also expected to take initiative in managing and through the establishment of the most appropriate direction, stance and future vision for the institution to fulfill its role as a financial institution that maintains stability in the regional economy.  Specifically, while regional economies shrink and debates frequently focus on new regional systems aiming for the recovery and revitalization of regional economies, and as business enterprises and population decrease and the aging society advances, regional financial institutions are expected to expand their business infrastructure, maintain and improve profits, continue to engage in regionalized business activities and grow stably.

On the other hand, there is a higher and broader expectation with regards to various aspects of the business, including reinforcing internal controls in accordance with changes and more stringent accounting standards, strengthening governance, risk management and compliance, strengthening audit facilities, and providing a wider range of financial services.

In order for The Kagawa Bank and The Tokushima Bank to respond appropriately to these changes in the business environment and to implement growth strategies, the Banks vow, through the management integration and with a common view of the need to strengthen the management base and expand their market area, to establish a stronger management base and a wide network, and to create a financial group with management that values and prioritizes customers and grows with its regional customers.

2

Upon obtaining shareholders’ approval with respect to the agenda, The Kagawa Bank and The Tokushima Bank will, setting April 1, 2010 as the effective date of the Share Transfer, establish TOMONY Holdings, Inc.  The Banks will work together to grow with local regions and with customers to support the development of the local economies in the future.

2.	Contents of the Share Transfer Plan

The contents of the Share Transfer Plan are as stated in the attached “Reference Materials for the General Meeting of Shareholders (Appendix).”

3.	Matters Concerning the Applicability of the Stipulations set forth in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act of Japan (the “Companies Act”)

(1)
The Kagawa Bank and The Tokushima Bank determined the share transfer ratio (the “Share Transfer Ratio”) for common stock of the Joint Holding Company to be delivered to the respective shareholders of The Kagawa Bank and The Tokushima Bank, which will become wholly-owned subsidiaries of the Joint Holding Company upon establishment of the Joint Holding Company through the Share Transfer.

a.	The Share Transfer Ratio is as follows:

Company Name	The Kagawa Bank	The Tokushima Bank
Share Transfer Ratio	1	1

(Note 1)
One (1) share of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of The Kagawa Bank, and one (1) share of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of The Tokushima Bank.  If the number of Joint Holding Company shares which will be delivered to a shareholder of The Kagawa Bank or The Tokushima Bank through the Share Transfer includes a fraction of less than one share, the Joint Holding Company will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, pay the relevant shareholder a cash amount corresponding to the fractional shares attributed to such fraction.

However, changes to the above share transfer ratio (the “Share Transfer Ratio”) may be made, upon consultation between the Banks, in the event that material changes in various conditions with respect to the basis of calculation occur.

One unit of shares of common stock of the Joint Holding Company shall consist of 100 shares.

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(Note 2)	Number of newly issued Joint Holding Company shares to be delivered through the Share Transfer (Scheduled)

152,880,726 shares of common stock

The number of newly issued Joint Holding Company shares that are expected to be delivered through the Share Transfer has been calculated based on the total number of issued and outstanding shares of The Kagawa Bank (79,810,343 shares) and that of The Tokushima Bank (77,403,870 shares) as of March 31, 2009.  However, the Banks plan to cancel all of their treasury shares, to the extent practicable, by the day immediately preceding the effective date of the Share Transfer (the “Effective Date”).  Accordingly, treasury shares held by The Kagawa Bank (4,108,318 shares) and The Tokushima Bank (225,169 shares) as of March 31, 2009 have not been included in calculating the above number.

The number of newly issued Joint Holding Company shares to be delivered through the Share Transfer may change if The Kagawa Bank and The Tokushima Bank cancel their treasury shares or if the stock acquisition rights issued by The Kagawa Bank are exercised before the establishment date of the Joint Holding Company.

b.	The basis of calculation of the Share Transfer Ratio is as follows:

(i)	Basis of Calculation

In order to ensure the fairness of the calculation of the Share Transfer Ratio in the Share Transfer, The Kagawa Bank appointed Daiwa Securities SMBC Co., Ltd. (“Daiwa Securities SMBC”), and The Tokushima Bank appointed Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”), as their respective financial advisors, and requested them to conduct a calculation of the Share Transfer Ratio.

After analyzing the terms and conditions of the Share Transfer, Daiwa Securities SMBC performed a market price analysis for shares of common stock of both Banks because market prices for the shares of common stock of both Banks were available.  Additionally, Daiwa Securities SMBC performed a net asset value analysis (adjusted book value net asset method) (shuusei bokka junshisan hou), and Discounted Cash Flow analysis (DDM method) for both Banks.  With respect to the market price analysis, Daiwa Securities SMBC set September 11, 2009 as the valuation date and employed a Share Transfer Ratio valuation range based on the volume weighted average price for the valuation date, and the one-month, three-month, six-month and twelve-month periods immediately preceding and including such valuation date.  A summary of the results derived from the abovementioned calculation methods employed by Daiwa Securities SMBC is as follows.  The following calculation ranges for the Share Transfer Ratio show the calculation range of number of shares of common stock of the Joint Holding Company to be allocated for one share of The Kagawa Bank, assuming that one share of common stock of the Joint Holding Company is allocated for each share of common stock of The Tokushima Bank.

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	Calculation Method	Share Transfer Ratio Calculation Range
1	Market price analysis	0.80 ~ 1.04
2	Net asset value analysis	1.21 ~ 1.39
3	DCF analysis	0.94 ~ 1.21

When calculating the Share Transfer Ratio, Daiwa Securities SMBC used information furnished by the Banks and information that was publicly available.  In using such information, Daiwa Securities SMBC assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Daiwa Securities SMBC did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of each Bank and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for the Banks, Daiwa Securities SMBC assumed that such information was reasonably prepared based on the best estimates and judgment currently available to the management of the Banks.  The calculation of the Share Transfer Ratio rendered by Daiwa Securities SMBC reflects information and business conditions which were current as of September 11, 2009.

After analyzing the terms and conditions of the Share Transfer, Mitsubishi UFJ Securities performed a market price analysis for shares of common stock of both Banks because market prices for the shares of common stock of both Banks were available.  Additionally, Mitsubishi UFJ Securities performed a comparable companies analysis, Dividend Discount Model (DDM) analysis and diluted-profit per share analysis for both Banks.  With respect to the market price analysis, Mitsubishi UFJ Securities set September 8, 2009 as the valuation date and employed a Share Transfer Ratio valuation range based on the closing price on the valuation date and the average closing price of the one-month, three-month and six-month period immediately preceding and including such valuation date.  The results of each calculation method are as follows.  The following calculation ranges for the Share Transfer Ratio show the calculation range of number of shares of common stock of the Joint Holding Company to be allocated for one share of The Kagawa Bank, assuming that one share of common stock of the Joint Holding Company is allocated for each share of common stock of The Tokushima Bank.

	Calculation Method	Share Transfer Ratio Calculation Range
1	Market price analysis	0.74 ~ 0.95
2	Comparable companies analysis (PER)	0.76
3	Comparable companies analysis (PBR)	1.29 ~ 1.30
4	DDM analysis	0.92 ~ 0.94
5	Diluted-profit per share analysis	0.98 ~ 1.18

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When calculating the Share Transfer Ratio, Mitsubishi UFJ Securities used information furnished by the Banks and information that was publicly available.  In using such information, Mitsubishi UFJ Securities assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Mitsubishi UFJ Securities did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of each Bank and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for the Banks and the expected impact of the Management Integration, Mitsubishi UFJ Securities assumed that such information was reasonably prepared based on the best estimates and judgment that can be currently made by the management of the Banks.  The calculation of the Share Transfer Ratio rendered by Mitsubishi UFJ Securities reflects information and business conditions which were current as of September 8, 2009.

(ii)	Background of Calculation

As described above, The Kagawa Bank requested Daiwa Securities SMBC, and The Tokushima Bank requested Mitsubishi UFJ Securities, to conduct the calculation of the Share Transfer Ratio.  With reference to the results of such third party appraisers’ calculations, the Banks comprehensively considered factors such as their financial and asset conditions and future forecasts, as well as the due diligence results that the Banks conducted against each other.  Through such numerous and thorough negotiations and discussions with respect to the Share Transfer Ratio, the Banks reached a final conclusion and agreed, on September 14, 2009, that the Share Transfer Ratio set forth above is appropriate.

Furthermore, The Kagawa Bank received an opinion dated September 14, 2009 from Daiwa Securities SMBC to the effect that, based on the above preconditions and certain other preconditions, the agreed-upon Share Transfer Ratio is appropriate for The Kagawa Bank shareholders from a financial perspective.  The Tokushima Bank received an opinion dated September 14, 2009 from Mitsubishi UFJ Securities to the effect that, based on the above preconditions and certain other preconditions, the agreed-upon Share Transfer Ratio is appropriate for The Tokushima Bank shareholders from a financial perspective.

Please refer to pages 6 to 9 of this document for the Opinion Letter dated September 14, 2009 (Copy) compiled by Daiwa Securities SMBC.

(iii)	Relationship with the Appraisers

Neither Daiwa Securities SMBC nor Mitsubishi UFJ Securities is a related party of either The Kagawa Bank or The Tokushima Bank, or has a significant interest in the Share Transfer that should be mentioned.

6

Opinion Letter dated September 14, 2009 (Copy)

M&A Advisory Dept., Daiwa Securities SMBC Co., Ltd.

September 14, 2009
Board of Directors
THE KAGAWA BANK, LTD.
6-1, Kameicho, Takamatsu-shi,
Kagawa Prefecture

Members of the Board:

In regards to the joint share transfer between THE KAGAWA BANK, LTD. (“The Kagawa Bank”) and THE TOKUSHIMA BANK, LTD. (“The Tokushima Bank”) expected to become effective on April 1, 2010 (the “Share Transfer”), you, The Kagawa Bank, have requested us, Daiwa Securities SMBC Co., Ltd. (“Daiwa Securities SMBC”), to provide our opinion as to the appropriateness of the proposed share transfer ratio among the common stock of The Kagawa Bank, The Tokushima Bank and the new holding company to be established (the “Joint Holding Company”) set forth in the final proposed share transfer plan (the “Share Transfer Ratio”) that is planned to be entered into by and between The Kagawa Bank and The Tokushima Bank on September 14, 2009 (the “Share Transfer Plan”).

This letter was requested by you, The Kagawa Bank, to be used as reference material in consideration of the Share Transfer Ratio, and is a document created for the sole purpose of expressing the opinion of Daiwa Securities SMBC with respect to the appropriateness of the Share Transfer Ratio from a financial perspective for The Kagawa Bank shareholders (the “Purpose of this Opinion”).

In the Share Transfer, shareholders of The Kagawa Bank and The Tokushima Bank will become shareholders of the Joint Holding Company by allocations of shares of the Joint Holding Company.  The Kagawa Bank and The Tokushima Bank shares owned by the shareholders of The Kagawa Bank and The Tokushima Bank will be transferred to the Joint Holding Company, and thus, both The Kagawa Bank and The Tokushima Bank will become wholly-owned subsidiaries of the Joint Holding Company.

Pursuant to the Share Transfer Plan, the Share Transfer Ratio will be one share of The Kagawa Bank common stock for one share of the Joint Holding Company common stock, and one share of The Tokushima Bank common stock for one share of the Joint Holding Company common stock.

In preparing this opinion, we have, among other things:

7

1.    reviewed and analyzed the Share Transfer Plan;

2.    reviewed and analyzed final draft(s) of agreement(s) with respect to the management integration;

3.    reviewed and analyzed financial, operating, and other related information  contained in annual reports of the past 3 years including the fiscal year ending March 31, 2009, and other materials disclosed under laws, ordinances and regulations of The Kagawa Bank and The Tokushima Bank;

4.    analyzed financial, taxation and legal materials received from The Kagawa Bank and The Tokushima Bank regarding The Kagawa Bank, The Tokushima Bank and affiliated companies (this refers to “affiliated companies” as defined in Article 8, Paragraph 8 of the Regulations for Terminology, Forms and Preparation of Financial Statements.), including, but not limited to, due diligence materials and excel spreadsheet Q&A materials;

5.    analyzed business plans of The Kagawa Bank and The Tokushima Bank from March 31, 2010 through March 31, 2012;

6.    interviewed senior members of the management of The Kagawa Bank and The Tokushima Bank regarding current financial conditions and business operations, financial prospects, the Banks’ business plans and their respective assessments of the potential impact of the Share Transfer on business operations;

7.    reviewed the share price and sales volume of common stock issued by The Kagawa Bank and The Tokushima Bank on the Tokyo Stock Exchange in the past twelve months;

8.    analyzed information made available to the general public with respect to listed companies similar to The Kagawa Bank and The Tokushima Bank and identified as comparison targets;

9.    reviewed the simplified legal due diligence report dated August 7, 2009,  prepared by Anderson, Mori & Tomotsune with respect to The Tokushima Bank and provided to us by The Kagawa Bank;

10.  reviewed the financial due diligence report dated August 18, 2009, prepared by Ernst & Young Transaction Advisory Services Co., Ltd. with respect to the Tokushima Bank and provided to us by The Kagawa Bank;

11.  reviewed the taxation due diligence report dated August 18, 2009, prepared by Ernst & Young Shinnihon Tax with respect to the Tokushima Bank and provided to us by The Kagawa Bank; and

12.  collected and analyzed such other related information as we considered appropriate.

8

This letter is to be submitted to the Board Meeting of The Kagawa Bank for the Purpose of this Opinion and is not intended to be used for any other purpose.  Therefore, we accept no responsibility for use of this letter for any purpose other than the Purpose of this Opinion.  Furthermore, the contents of this letter are not permitted to be disclosed to third parties.  If The Kagawa Bank wishes to disclose the contents of this letter to third parties, The Kagawa Bank must first obtain our consent in writing.  Even if our consent is obtained and the contents of this letter are disclosed to third parties, The Kagawa Bank makes the decision to do so and is responsible for the disclosure.  We accept no responsibility for the disclosure of the contents of this letter or information related to the Share Transfer to third parties other than to The Kagawa Bank.

The opinion set forth in this letter does not constitute a recommendation to any holder of shares of The Kagawa Bank or The Tokushima Bank, creditors or any other persons as to how they should vote or act regarding the Share Transfer, or any other issue related to the execution of the Share Transfer or any related transaction in any way, nor is this letter intended to be relied upon by the abovementioned parties for information.

With respect to the submission of this letter, all provisions of the advisory services contract regarding the Share Transfer between Daiwa Securities SMBC and The Kagawa Bank including the exclusion and compensation clauses are applicable.

Based upon the advisory services contract with you, The Kagawa Bank, regarding the Share Transfer, and for advisory services provided in connection with the Share Transfer, Daiwa Securities SMBC expects to receive a fee for its services, a significant portion of which is contingent on the consummation of the Share Transfer.  Furthermore, Daiwa Securities SMBC and its affiliates have, in the past and present, and may, in the future, provide investment banking services, other financial instruments services or financing to The Kagawa Bank, The Tokushima Bank or affiliated companies, for which Daiwa Securities SMBC and its affiliates have received, and may receive compensation.  You, The Kagawa Bank, have agreed that Daiwa Securities SMBC and its affiliates provide such services.  In addition, this letter does not restrict, in any way, the future business dealings of Daiwa Securities SMBC and its affiliates and The Kagawa Bank, The Tokushima Bank or affiliated companies.

Daiwa Securities SMBC and its affiliates are financial institutions that provide comprehensive services for corporate and individual clients including investment banking services, securities trading, investment administration, principal investment, financial planning, profit advice, risk administration, hedge trading, financing and mediation services.  In conducting these services, Daiwa Securities SMBC and its affiliates trade in bonds and other related securities of The Kagawa Bank, The Tokushima Bank and affiliated companies (including, but not restricted to, derivative securities) for their own accounts or for clients’ accounts, and are occasionally in the position of buying and selling these securities for themselves or on behalf of clients.

9

This letter does not express an opinion with respect to the expected share trading values of the respective shares of common stock of The Kagawa Bank and The Tokushima Bank after the date of this letter.

We were not asked to provide, and have not provided, any opinion on any of the premises or assumptions upon which the determination of the Share Transfer Ratio was based, or on the underlying business decision of The Kagawa Bank to proceed with the Share Transfer.  Furthermore, we have no obligation or responsibility to conduct independent investigations to verify the accuracy, completeness or appropriateness of the abovementioned premises or assumptions.

With respect to the information and materials that we reviewed related to the abovementioned procedures (including, but not limited to, publicly available information as well as financial information and other information and materials we reviewed, which were provided to us by The Kagawa Bank and The Tokushima Bank), we have not conducted independent research or investigations to verify the accuracy, credibility, completeness or appropriateness of this information.  Furthermore, we have assumed that there are presently, or will there be in the future, no undisclosed facts that would potentially influence the opinion contained in this letter (including, but not limited to, contingent liabilities, off-balance sheet liabilities, and legal disputes).

We have not made any independent valuation, assessment or appraisal of any of the assets or liabilities (including, but not limited to,  derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of The Kagawa Bank, The Tokushima Bank or affiliated companies, nor have we made any request to a third party for any such valuation, assessment or appraisal, nor have we assumed any responsibility or obligation to make such valuation, assessment or appraisal or request a third party to make such valuation, assessment or appraisal.  We have not conducted any independent investigation into the solvency, the existence of assets, the non-existence off-balance sheet liabilities and assets or the equitable value of debts of The Kagawa Bank, The Tokushima Bank and affiliated companies, nor have we assumed any duty or obligation to do so.

You agreed to submit the business plans and financial estimates of The Kagawa Bank and The Tokushima Bank to us for the purpose of providing our opinion with respect to the appropriateness of the Share Transfer Ratio.  We have not conducted any independent research and have relied on these estimates and related materials in providing this opinion.  We have not assumed any responsibility or obligation to conduct independent investigations to verify the accuracy, credibility, completeness or appropriateness of the various premises and assumptions upon which these business plans and financial estimates were created, nor have we intended this to be a statement of an opinion with respect to these materials.

10

The various preconditions that we based upon in creating this letter are the preconditions that you, The Kagawa Bank, agreed to the use of for the purpose of providing our opinion on the appropriateness of the Share Transfer Ratio.  We have not conducted any independent investigations to verify the accuracy, credibility, completeness or appropriateness of these preconditions, nor have we assumed any responsibility or obligation to do so, nor have we intended this to be, in any way, a statement of opinion with respect to these preconditions.

The opinion set forth in this letter is based on the presumption that The Kagawa Bank and The Tokushima Bank will continue to operate independently and does not take into account the impact of the management integration or taxation consequences of the consummation of the Share Transfer.

We have assumed, without assuming responsibility for independent verification, that the Share Transfer will be executed lawfully and effectively in accordance with the terms set forth in the Share Transfer Plan and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Share Transfer will be obtained without any adverse effect on the contemplated benefits of the Share Transfer and that the Share Transfer will be consummated in accordance with the terms of the Share Transfer Plan, without waiver, modification or amendment of any material term, condition, or agreement therein.

Our opinion in this Opinion Letter is based on financial, economic, market and other conditions as they exist and can be evaluated on the date hereof, and reflects information made available to us as of the date hereof.  Although our opinion set forth in this letter may be affected by changes in future conditions, we do not assume any responsibility to amend, modify or supplement the contents of this Opinion Letter in the future.

We had limited involvement in the negotiations in connection with the Share Transfer Plan or any other matters related to the Share Transfer.  Although our opinion set forth in this letter may be affected by changes in negotiation conditions, we do not assume any responsibility to amend, modify, or supplement the contents of this Opinion Letter in the future.

The copyright of this letter belongs to Daiwa Securities SMBC and is protected by the copyright laws of Japan and copyright laws and copyright treaty provisions of other countries.

In addition, this letter is not intended to be an assessment or a statement of opinion of the appropriateness, adequacy or validity of The Kagawa Bank’s opinion or decision-making process regarding the Share Transfer.  The Kagawa Bank is responsible for its own judgment with respect to its specific decision-making processes regarding the Share Transfer.

Based upon and subject to the foregoing, it is our opinion that, as of this date, the Share Transfer Ratio is appropriate for The Kagawa Bank shareholders from a financial perspective.

End of Letter
Kenji Kawamura
Corporate Officer, M&A Advisory Dept.
Daiwa Securities SMBC Co., Ltd.

11

(2)	The Kagawa Bank and The Tokushima Bank determined the amount of paid-in capital and reserve at the time of establishment of the Joint Holding Company as follows:

a.	Amount of Paid-in Capital:	¥25 billion
b.	Amount of Capital Reserve:	¥6.25 billion
c.	Amount of Earned Reserve:	¥0
d.	Amount of Capital Surplus:
The amount reached after subtracting the above amounts “a.” and “b.” from the amount representing the Change in Shareholder Capital Amount as prescribed by Article 52, Paragraph 1 of the Company Calculation Rules of Japan (the “Company Calculation Rules”).

The above Joint Holding Company paid-in capital and reserve amounts were determined within the scope of Article 52 of the Company Calculation Rules after discussion by The Kagawa Bank and The Tokushima Bank and comprehensive consideration and review of capital policies following the establishment of the Joint Holding Company.

4.
Items set forth in Article 773, Paragraph 1, Items 9 and 10 of the Companies Act Concerning the Suitability of Allocation of Stock Acquisition Rights as Prescribed in Article 808, Paragraph 3, Item 3 of the Companies Act, Issued by The Kagawa Bank (Items Concerning the Suitability of Allocation of Stock Acquisition Rights in the Share Transfer)

N/A

5.	Information on Directors of the Joint Holding Company

Directors of the Joint Holding Company will be as follows:

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Seiji Toyama (March 30, 1947)	Apr. 1970	Joined The Kagawa Bank	(1) 20,000 shares (2) 0 shares (3) 20,000 shares
	Aug. 1985	Branch Manager of Nagao Branch
	Apr. 1993	Branch Manager of Matsuyama Branch
	Jul. 1995	Director, Branch Manager of Matsuyama Branch

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Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
	Aug. 1998	Managing Director, General Manager of Sales Controlling Headquarters
	Jun. 2002	Senior Managing Director, General Manager of General Planning Headquarters
	Apr. 2003	President and Director, In charge of Compliance Controlling Department
	Jun. 2005	President and Director, In charge of Operation Audit Department
	Jul. 2006	President and Director (current)
Shinichi Kakiuchi (October 29, 1944)	Apr. 1967	Joined The Tokushima Bank	(1) 0 shares (2) 88,732 shares (3) 88,732 shares
	Feb. 1991	General Manager of Personnel Department, General Manager of General Planning Department (Head of Secretarial Office)
	Jun. 1991	Director, General Manager of Personnel Department, General Manager of General Planning Department (Head of Secretarial Office)
	Mar. 1993	Managing Director, General Manager of Personnel Department
	Jun. 1997	Senior Managing Director, General Manager of Personnel Department
	Jun. 1998	Senior Managing Director
	Apr. 1999	Senior Managing Director, General Manager of General Planning Headquarters
	Jun. 2003	President and Director (current)
Hiromi Yoshioka (November 3, 1952)	Apr. 1976	Joined The Tokushima Bank	(1) 0 shares (2) 22,000 shares (3) 22,000 shares
	Apr. 2000	General Manager of Sales Planning Department
	Jun. 2001	Director, General Manager of Sales Planning Department
	Jun. 2003	Managing Director, General Manager of General Planning Headquarters, General Manager of Planning Department
	Jun. 2006	Senior Managing Director, General Manager of General Planning Headquarters, General Manager of Planning Department
	Feb. 2009	Senior Managing Director, General Manager of General Planning Headquarters current)
Masaharu Shimomura (September 1, 1949)	Apr. 1972	Joined The Kagawa Bank	(1) 17,000 shares (2) 0 shares (3) 17,000 shares
	Aug. 1988	Branch Manager of Miki Branch

13

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
	Feb. 1998	General Manager of International Department
	Mar. 2003	General Manager of General Planning Department
	Jun. 2003	Director, General Manager of General Planning Department
	Feb. 2005	Managing Director, General Manager of General Planning Department
	Jul. 2005	Managing Director, In charge of General Planning Department, Administration Department, and Administrative System Department
	Jun. 2006	Senior Managing Director, In charge of General Planning Department, Administration Department, and Administrative System Department
	Jun. 2007	Senior Managing Director, In charge of Loan Department, Loan Management Department, Business Support Department, Management Strategy Department, and Administrative System Department
	Jun. 2008	Senior Managing Director, In charge of Management Strategy Department and Administrative System Department
	Apr. 2009	Senior Managing Director, General Manager of Loan Headquarters (current)
Kuniaki Takahashi (March 12, 1951)	Apr. 1974	Joined The Kagawa Bank	(1) 9,000 shares (2) 0 shares (3) 9,000 shares
	Aug. 1992	Branch Manager of Miki Branch
	Feb. 2000	Branch Manager of Nihama Branch
	Jun. 2002	General Manager of Credit Department 1
	Mar. 2003	General Manager of Market Finance Department
	Jun. 2005	Director, General Manager of Market Finance Department
	Jul. 2005	Director, General Manager of General Planning Department
	Apr. 2007	Director, General Manager of General Planning Department, Head of Secretarial Office
	Jun. 2007	Managing Director, In charge of General Planning Department and Market Finance Department, General Manager of General Planning Department, Head of Secretarial Office

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Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
	Jun. 2008	Managing Director, In charge of Loan Department, Loan Management Department, and Market Finance Department
	Apr. 2009	Managing Director, Deputy General Manager of Management Headquarters (in charge of the management integration) (current)
Kouichi Yamakawa (October 12, 1954)	Apr. 1978	Joined The Tokushima Bank	(1) 0 shares (2) 4,000 shares (3) 4,000 shares
	Feb. 2005	General Manager of Risk Controlling Department
	Jun. 2007	Executive Officer, General Manager of Risk Controlling Department
	Jun. 2008	Director, Executive Officer, General Manager of Risk Controlling Department
	Feb. 2009	Director, Executive Officer, Deputy General Manager of General Planning Headquarters
	Jun. 2009	Director, Managing Executive Officer, Deputy General Manager of General Planning Headquarters (current)
Seiji Fukukawa (October 20, 1954)	Apr. 1977	Joined The Kagawa Bank	(1) 14,000 shares (2) 0 shares (3) 14,000 shares
	Feb. 1994	Branch Manager of Ohzu Branch
	Mar. 2003	General Manager of Personal Customer Department
	Feb. 2004	General Manager of Headquarters Sales Department
	Jun. 2004	Director, General Manager of Headquarters Sales Department
	Jun. 2006	Managing Director, General Manager of Headquarters Sales Department
	Jul. 2006	Managing Director, In charge of Sales Branch Controlling Department, Personal Asset Department, and Personal Loan Department
	Mar. 2007	Managing Director, In charge of Sales Branch Controlling Department, Personal Asset Department, and Personal Loan Department, General Manager of Personal Loan Department

15

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
	Jun. 2008	Managing Director, In charge of Operation Audit Department and Personal Asset Department
	Apr. 2009	Managing Director, In charge of Operation Audit Department (current)
Hajime Tamagaki (August 5, 1949)	Apr. 1974	Joined The Tokushima Bank	(1) 0 shares (2) 44,000 shares (3) 44,000 shares
	Apr. 2000	General Manager of Planning Department
	Jun. 2003	Director, General Manager of Personnel Department
	Apr. 2004	Director, General Manager of Audit Department
	Jun. 2006	Director, Executive Officer, Managing Director of Audit Department (current)

(Note 1)
There is no conflict of interests between candidates for Directors of the Joint Holding Company and The Kagawa Bank or The Tokushima Bank.  In addition, no conflict of interests is expected to result in between such candidates and the Joint Holding Company.

(Note 2)
The number of shares of The Kagawa Bank and The Tokushima Bank owned is based on information of shareholdings of The Kagawa Bank and The Tokushima Bank as of March 31, 2009.  Furthermore, the number of Joint Holding Company shares to be allocated has been calculated based on these shareholdings using the Share Transfer Ratio to be used in the Share Transfer.  Therefore, the number of shares held and the number of Joint Holding Company shares to be allocated may change between now and the establishment of the Joint Holding Company.

6.	Information on Corporate Auditors of the Joint Holding Company

Corporate Auditors of the Joint Holding Company will be as follows:

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Tetsuo Fuke (January 1, 1947)	Apr. 1969	Joined The Kagawa Bank	(1) 18,437 shares (2) 0 shares (3) 18,437 shares
	Feb. 1985	Branch Manager of Tamano Branch
	Aug. 1995	General Manager of DM/Personal Department

16

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)		(1) Number of Shares of The Kagawa Bank Owned (2) Number of Shares of The Tokushima Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
	Mar. 2003	Investigator of Operation Audit Department
	Nov. 2005	General Manager of Operation Audit Department
	Dec. 2006	Retired from The Kagawa Bank upon age
	Jan. 2007	Special Employee of The Kagawa Bank (entrusted administrative work)
	Jun. 2007	Corporate Auditor of The Kagawa Bank (current)
Hideki Haraguchi (January 19, 1947)	Apr. 1970	Joined Shikoku Local Finance Bureau, Ministry of Finance	(1) 0 shares (2) 11,000 shares (3) 11,000 shares
	Jun. 1999	Head of Matsuyama Office, Shikoku Local Finance Bureau
	Jul. 2000	Chief Administrator, Shikoku Local Finance Bureau
	Jun. 2001	Resigned from Shikoku Local Finance Bureau
	Jul. 2001	Managing Director, Association of Shinkin Banks in Shikoku Region (shikoku chiku shinyou kinko kyoukai)
	Jun. 2003	Resigned from Association of Shinkin Banks in Shikoku Region (shikoku chiku shinyou kinko kumiai)
	Jun. 2003	Corporate Auditor of The Tokushima Bank (current)
Satoru Inoue (February 3, 1949)	Apr. 1967	Joined Shikoku Local Finance Bureau, Ministry of Finance	(1) 1,000 shares (2) 0 shares (3) 1,000 shares
	Jul. 1980	Officer for National Property Management, Administration Division, Matsuyama Office, Shikoku Local Finance Bureau
	Jul. 1989	Inspector, Finance Inspection Division, Financial Department, Shikoku Local Finance Bureau
	Jul. 1993	Director, Finance Division, Matsuyama office, Shikoku Local Finance Bureau
	Jul. 2003	Head of Tottori Office, Chugoku Local Finance Bureau
	Jul. 2005	Director, Finance Department, Kyushu Local Finance Bureau
	Jun. 2007	Corporate Auditor of The Kagawa Bank (current)

17

(Note 1)
There is no conflict of interests between candidates for Corporate Auditors of the Joint Holding Company and The Kagawa Bank or The Tokushima Bank.  In addition, no conflict of interests is expected between such candidates and the Joint Holding Company.

(Note 2)
The number of shares of The Kagawa Bank and The Tokushima Bank owned is based on information of shareholdings of The Kagawa Bank and The Tokushima Bank as of March 31, 2009.  Furthermore, the number of Joint Holding Company shares to be allocated has been calculated based on these shareholdings using the Share Transfer Ratio to be used in the Share Transfer.  Therefore, the number of shares held and the number of Joint Holding Company shares to be allocated may change between now and the establishment of the Joint Holding Company.

(Note 3)	Messrs. Hideki Haraguchi and Satoru Inoue are candidates for Outside Corporate Auditors as defined in Article 2, Paragraph 3, Item 8 of the Enforcement Regulations of the Companies Act.

(Note 4)	Reason for the Choice of Candidates for Outside Corporate Auditors

(1)
With regards to Mr. Hideki Haraguchi, although he has not previously been directly involved with business management, he has many years of experience working at the finance bureau, conducting investigations and audits of banks and other financial institutions, and therefore, we believe that he is appropriate to be an Outside Corporate Auditor of the Joint Holding Company.

(2)
With regards to Mr. Satoru Inoue, although he has not previously been directly involved with business management, he has many years of experience working at the finance bureau and is experienced in, and has broad knowledge and wisdom regarding, banks and other financial institutions and therefore we believe that he is appropriate to be a Corporate Auditor of the Joint Holding Company.

(Note 5)	Limited Liability Contract with the Outside Corporate Auditors

If the selection of Messrs. Hideki Haraguchi and Satoru Inoue as Outside Corporate Auditors of the Joint Holding Company is approved, the Joint Holding Company plans, in accordance with the articles of incorporation, to enter into contracts with Messrs. Hideki Haraguchi and Satoru Inoue to limit the amount of their liabilities set forth in Article 423, Paragraph 1 of the Companies Act to the amount set forth in Article 425, Paragraph 1 of the Companies Act.

7.	Information on Accounting Auditor of the Joint Holding Company

The Accounting Auditor of the Joint Holding Company will be as follows:

Name	Ernst & Young ShinNihon LLC
Address of Head Office	Hibiya Kokusai Building, 2-3, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo

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History	Jan. 1967	Established Tetsuzo Ohta Auditing Office
	Dec. 1969	Established Showa Auditing Office
	Oct. 1985	Tetsuzo Ohta Auditing Office merged with Showa Auditing Office, and was renamed Ohta Showa Auditing Office
	Jan. 1986	Established Century Audit Corporation
	Apr. 2000	Ohta Showa Auditing Office merged with Century Audit Corporation, and was renamed Ohta Showa Century Audit Corporation
	Jul. 2001	Renamed Ernst & Young
	Jul. 2008	Ernst & Young became Ernst & Young ShinNihon LLC
Outline (as of June 30, 2009)	Number of certified public accountants: 2,512 persons Number of persons who passed examination for certified public accountant: 2,286 persons Others: 1,653 persons

8.	Initial Remuneration of the Directors and Corporate Auditors of the Joint Holding Company

With respect to the Directors of the Joint Holding Company, the initial amount of remuneration (“Initial Remuneration Amount”) will be less than or equal to ¥170 million per annum (including employee bonuses but not including salary payments for other positions held by Directors in addition to their position as Director) from the date of establishment of the Joint Holding Company, to the date of the first ordinary general meeting of shareholders.  With respect to Corporate Auditors, the Initial Remuneration Amount will be less than or equal to ¥30 million.

Furthermore, there are scheduled to be 8 Directors and 3 Corporate Auditors at the time of establishment of the Joint Holding Company.

9.	Contents of Financial Documents of The Tokushima Bank pertaining to the Most Recent Fiscal Year (Ended March 31, 2009)

The contents of the financial documents of The Tokushima Bank pertaining to the fiscal year ended March 31, 2009 are as provided in the attached “EXTRAORDINARY MEETING OF SHAREHOLDERS, REFERENCE MATERIALS 【APPENDIX 】.”

10.	Events that Occurred Following the Last Day of the Most Recent Fiscal Year Imposing Significant Influence on The Kagawa Bank’s Assets

Cancellation of Own Shares under Article 178 of the Companies Act

At the board meeting held on August 7, 2009, The Kagawa Bank resolved to cancel its own shares and The Kagawa Bank proceeded with this cancellation on August 21, 2009.

a.	Type of Cancelled Shares: Common stock

19

b.	Number of Cancelled Shares: 4,000,000
(Equivalent to 5.01% of the total number of issued shares immediately prior to the share cancellation)

c.	Date of Cancellation: August 21, 2009

(For your reference)

Number of issued shares immediately prior to the share cancellation:	79, 810, 343
Number of issued shares immediately after the share cancellation:	75, 810, 343

11.	Events that Occurred Following the Last Day of the Most Recent Fiscal Year Imposing Significant Influence on The Tokushima Bank’s Assets

N/A

12.	Matters with Respect to the Resolution of the Agenda

This 1st Agenda shall become effective subject to the approval of the general meetings of shareholders of The Kagawa Bank and The Tokushima Bank as stipulated in Article 3 of the Share Transfer Plan and subject to approval of the Share Transfer by the related government agencies as required by law.

If the Share Transfer Plan is cancelled, or the Share Transfer becomes invalid due to reasons set forth in Article 12 or 13 of the Share Transfer Plan, the resolution of this 1st Agenda shall become void.

2nd Agenda:  Amendments to the Articles of Incorporation

1.	Reason for Amendments

Once the “1st Agenda - Establishment of a Parent Company through Joint Share Transfer” (“1st Agenda Share Transfer”) is approved and the Joint Holding Company is established on April 1, 2010 through the Share Transfer, the Joint Holding Company will become the sole shareholder of The Kagawa Bank.  Accordingly, the provision pertaining to the record date for the ordinary general meeting of shareholders will become unnecessary.

Accordingly, The Kagawa Bank will abolish the system by which record dates are set for ordinary general meetings of shareholders, and, in addition to deleting Article 13 (Ordinary General Meeting of Shareholders Record Date) of the current articles of incorporation, Article 14 and each subsequent article of the current articles of incorporation will be renumbered accordingly.

The amendments to the articles of incorporation will become effective on March 31, 2010, subject to (i) the 1st Agenda Share Transfer being approved, (ii) the Share Transfer Plan, to be approved in the 1st Agenda Share Transfer, remaining effective until the day preceding March 31, 2010, and (iii) the Share Transfer to be implemented through the Share Transfer Plan not having been cancelled.

20

2.	Details of Amendments

The details of amendments are as follows:

(Amendments as underlined)
Current Articles of Incorporation	Proposed Amendments
Article 13 (Ordinary General Meeting of Shareholders Record Date)	(Deleted)

The Kagawa Bank deems the shareholders with voting rights listed or recorded on the final shareholders’ register as of March 31 of each fiscal year, as those shareholders who are entitled to exercise their rights at the ordinary general meeting of shareholders for the corresponding fiscal year.

Article 14 – Article 36 (Omitted)	Article 13 – Article 35 (Same as the current version)

(For your reference)

The Kagawa Bank plans to pay dividends from retained earnings of The Kagawa Bank (year-end dividends) for the fiscal year ending March 31, 2010 (from April 1, 2009 to March 31, 2010), pursuant to a resolution of The Kagawa Bank Ordinary General Meeting of Shareholders scheduled to be held in late June 2010 to those shareholders or registered pledgees of shares whose names are listed or recorded on the final shareholders’ register as of March 31, 2010, in accordance with Article 33 (Article 32 following the proposed amendments to the articles of incorporation) (Record Date of the Distribution of Surplus) of the articles of incorporation of The Kagawa Bank.

With respect to agenda items concerning the payment of dividends and approval of such agenda items, The Kagawa Bank plans to pay dividends according to standards comparable to that of dividends paid by The Kagawa Bank in the past, to protect the interests of the current shareholders of The Kagawa Bank.

(End of Document)

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This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

This share transfer involves the securities of a foreign company.  The share transfer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

EXTRAORDINARY MEETING OF SHAREHOLDERS

REFERENCE MATERIALS 【APPENDIX 】

1st Agenda:	Establishment of a Parent Company Through Share Transfer

Additional Materials

Share Transfer Plan (Reference Translation of Original Document)

Financial Statements of THE TOKUSHIMA BANK, LTD.

THE KAGAWA BANK, LTD.

Share Transfer Plan
(Reference translation of original document)

The Tokushima Bank, Ltd. (“The Tokushima Bank”) and The Kagawa Bank, Ltd. (“The Kagawa Bank”) have jointly prepared a plan for a share transfer (the “Share Transfer Plan”) as follows, with respect to the establishment of a parent company (the “Parent Company”) through a joint share transfer (the “Share Transfer”).

Article 1 (Establishment of the Parent Company)

The Tokushima Bank and The Kagawa Bank shall implement a share transfer, as defined in Article 772 of the Companies Act of Japan (the “Companies Act”), under which The Tokushima Bank and The Kagawa Bank transfer all of their issued and outstanding shares to the Parent Company which will be established jointly by the Tokushima Bank and The Kagawa Bank through the Share Transfer, on the Date of Incorporation (as defined in Article 2 below).

Article 2 (Date of Establishment of the Parent Company)

The Tokushima Bank and The Kagawa Bank will establish and register the Parent Company on April 1, 2010 (the “Date of Incorporation”).  Provided, however, that if the necessity arises in the course of proceedings of the Share Transfer, the Date of Incorporation may be changed upon discussion between The Tokushima Bank and The Kagawa Bank.

Article 3 (General Meeting of Shareholders to Approve the Share Transfer Plan)

1.
The Tokushima Bank and The Kagawa Bank shall respectively hold a general meeting of shareholders on November 25, 2009 to seek approval of the Share Transfer Plan and resolutions pertaining to matters necessary to consummate the Share Transfer (the “General Meeting of Shareholders for Approval of the Share Transfer Plan”).  Provided, however, that if the necessity arises in the course of proceedings of the Share Transfer, the date of the General Meeting of Shareholders for Approval of the Share Transfer Plan may be changed upon discussion between The Tokushima Bank and The Kagawa Bank.

Article 4 (Matters Stipulated in the Articles of Incorporation of the Parent Company)

The purpose, trade name, location of head office, total number of authorized shares and other matters stipulated in the articles of incorporation of the Parent Company shall be in the articles of incorporation which is attached to this Share Transfer Plan.

Article 5 (Names of Directors, Corporate Auditors and Accounting Auditor of the Parent Company at the Time of Incorporation)

The names of directors, corporate auditors and accounting auditor of the Parent Company at the time of incorporation shall be as follows:

(1) Directors:	Seiji Toyama
Shinichi Kakiuchi
Hiromi Yoshioka
Masaharu Shimomura
Kuniaki Takahashi
Kouichi Yamakawa
Seiji Fukukawa
Hajime Tamagaki

(2) Corporate Auditors:	Tetsuo Fuke
Hideki Haraguchi
Satoru Inoue

(3) Accounting Auditor:	Ernst & Young ShinNihon LLC

Article 6	(Shares to be Issued by the Parent Company in the Share Transfer and Allocation of Such Shares)

1.
In the Share Transfer, the Parent Company shall deliver the number of its shares equivalent to the sum of (i) the number obtained by multiplying the total number or issued and outstanding shares of The Tokushima Bank as of the day immediately preceding the Date of Incorporation of the Parent Company by 1 (fractional shares constituting less than one share shall be disregarded) and (ii) the number obtained by multiplying the total number or issued and outstanding shares of The Kagawa Bank as of the day immediately preceding the Date of Incorporation of the Parent Company by 1 (fractional shares constituting less than one share shall be disregarded), to those shareholders of The Tokushima Bank and The Kagawa Bank, in exchange for the shares of The Tokushima Bank and The Kagawa Bank held by those shareholders.

2.
In the Share Transfer, the Parent Company shall allocate its shares defined in the preceding paragraph to the shareholders of The Tokushima Bank and The Kagawa Bank who are listed or recorded on the respective final shareholders’ registers of such banks as of the day immediately preceding the Date of Incorporation (provided, however, that if the shareholders of The Tokushima Bank or The Kagawa Bank who requested the respective banks to acquire their shares pursuant to the provisions of Article 806 of the Companies Act, are listed or recorded on the respective final shareholders’ registers, The Tokushima Bank shall be deemed to be a shareholder of The Tokushima Bank and The Kagawa Bank shall be deemed to be a shareholder of The Kagawa Bank, in place of the respective shareholders) as follows, in exchange for the shares of The Tokushima Bank and The Kagawa Bank held by those shareholders:

(1)	To shareholders of The Tokushima Bank:
1 share of the Parent Company in exchange for 1 share of The Tokushima Bank

(2)	To shareholders of The Kagawa Bank:
1 share of the Parent Company in exchange for 1 share of The Kagawa Bank

Article 7 (Share Capital and Reserve of the Parent Company)

The amount of share capital and reserve of the Parent Company on the Date of Incorporation shall be as follows:

(1) Share Capital:	¥25 billion

(2) Legal Capital Surplus:	¥6.25 billion

(3) Legal Retained Earnings:	¥0

Article 8 (Listing of Shares of the Parent Company)

The Parent Company plans to list its shares on the Tokyo Stock Exchange Group, Inc. on the Date of Incorporation.

Article 9 (Share Registration Agent of the Parent Company)

The Share Registration Agent of the Parent Company shall be Mitsubishi UFJ Trust and Banking Corporation (location of head office: 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo).

Article 10 (Distribution of Surplus)

1.
The Tokushima Bank may distribute (i) as an interim dividend, up to ¥4 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of September 30, 2009 and (ii) as a dividend, up to ¥4 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of March 31, 2010.

2.
The Kagawa Bank may distribute (i) as an interim dividend, up to ¥3 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of September 30, 2009 and (ii) as a dividend, up to ¥3 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of March 31, 2010.

3.
Except for the distributions set forth in the preceding two paragraphs, during the period following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, The Tokushima Bank and The Kagawa Bank shall not approve any distribution of surplus with a record date on or prior to the Date of Incorporation.

Article 11 (Fiduciary Duty)

Following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, The Tokushima Bank and The Kagawa Bank shall each conduct their respective ordinary businesses and manage and operate their respective assets with the due care required of a good manager of company assets.  Any action that either The Tokushima Bank or The Kagawa Bank desires to take that may have a material effect on the assets or rights and obligations of either party shall, unless otherwise stipulated in the Share Transfer Plan, be carried out only upon prior consultation between both parties.

Article 12 (Change of Conditions)

The Tokushima Bank and The Kagawa Bank may, upon consultation between, and pursuant to the agreement of, both parties, change the conditions of the Share Transfer Plan or cancel the Share Transfer if, during the period following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, (i) a material change in the financial or management condition of either The Tokushima Bank or The Kagawa Bank occurs, (ii) circumstances constituting a material impediment to the implementation of the Share Transfer occur, or (iii) the objective of the Share Transfer becomes extremely difficult to attain.

Article 13 (Effectiveness of the Share Transfer Plan)

If approval for the Share Transfer Plan cannot be obtained from the General Meeting of Shareholders of either The Tokushima Bank or The Kagawa Bank, to approve the Share Transfer Plan, or the final agreement pertaining to the management integration between The Tokushima Bank and The Kagawa Bank dated September 14, 2009 terminates or ends for any reason, or governmental or other approval required by law is not obtained, the Share Transfer Plan will cease to be effective.

Article 14 (Matters to be Discussed)

In addition to matters provided for in the Share Transfer Plan, any other matter necessary to consummate the Share Transfer shall be discussed and determined by The Tokushima Bank and The Kagawa Bank, in accordance with the purpose of the Share Transfer Plan.

IN WITNESS WHEREOF, The Tokushima Bank and The Kagawa Bank hereto have duly executed this Share Transfer Plan in duplicate and each party shall retain one original.

Date:  September 14, 2009

The Tokushima Bank, Ltd.

Shinichi Kakiuchi, President
1-16, Tomidahama, Tokushima-shi, Tokushima Prefecture

The Kagawa Bank, Ltd.

Seiji Toyama, President
6-1, Kameicho, Takamatsu-shi, Kagawa Prefecture

(End of Share Transfer Plan)

(Attachment)

ARTICLES OF INCORPORATION
OF
TOMONY HOLDINGS, INC.

CHAPTER I.  GENERAL PROVISIONS

Article 1 (Trade Name)

The company shall be called “Tomony Holdings Kabushiki Kaisha” in Japanese and shall be expressed in English as “TOMONY Holdings, Inc.” (the “Company”).

Article 2 (Objectives)

The objective of the Company, as a bank holding company, shall be to engage in the following business activities:

1.	Management of banks and other companies, of which are allowed to become subsidiaries of the Company pursuant to the Banking Act of Japan (the “Banking Act”); and

2.	All businesses ancillary to, or related to businesses described in the preceding section.

Article 3 (Location of Head Office)

The Company shall have its head office in Takamatsu-shi, Kagawa Prefecture.

Article 4 (Organization)

In addition to general meetings of shareholders and Directors, the Company shall have the following organizations:

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(4)	Accounting Auditor

Article 5 (Method of Public Notice)

The method of the Company’s public notice shall be the electronic method; provided, however that it may publish the notice in the Nihon Keizai Shimbun, Shikoku Shimbun published in Takamatsu-shi, and Tokushima Shimbun published in Tokushima-shi, in the event that the Company is unable to use the electronic method due to accidents or other unavoidable reasons.

CHAPTER II.  SHARES

Article 6 (Total Number of Issuable Shares)

The total number of the Company’s issuable shares shall be 476,000,000 shares.

Article 7 (Acquisition of Treasury Stock)

The Company may acquire its treasury stock through market transactions, among others, by a resolution of a meeting of its board of directors based on the provisions in Article 165, Paragraph 2 of the Companies Act of Japan (the “Companies Act”).

Article 8 (Number of Shares Constituting One Unit of Shares)

The number of shares of the Company constituting one unit of shares shall be one hundred (100).

Article 9 (Rights Concerning Shares Constituting Less Than One Unit of Shares)

A shareholder of the Company who holds shares constituting less than one unit of shares may not exercise his or her rights as a shareholder, except for those rights listed below:

(1)	Each of the rights provided in Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act;

(3)	The right to receive an allocation of offered shares and offered stock acquisition rights pursuant to the number of shares held by the shareholder;

(4)	The right to make the Request for Sale of shares constituting less than one unit of shares as defined in Article 10 below.

Article 10 (Additional Purchases of Shares Constituting Less Than One Unit of Shares)

1.
A shareholder of the Company who holds shares constituting less than one unit of shares may, pursuant to the provisions of the Share Handling Regulations, request that the Company sell to such shareholder the number of shares that will constitute one unit of shares when added to the number of shares constituting less than one unit of shares held by him/her (the “Request for Sale”).  Provided, however, that the foregoing shall not apply when the Company does not hold the treasury stock equivalent to the number of shares which the Company is requested to sell to such shareholder.

2.	The timing of, and method of such Request for Sale, among others, shall be stipulated in the Share Handling Regulations determined by the Board of Directors.

Article 11 (Shareholder Register Administrator)

1.	The Company shall have a shareholder register administrator (the “Shareholder Register Administrator”).

2.
The Shareholder Register Administrator and the administration office thereof (the “Administration Office”) shall be determined by a resolution of the meeting of the board of directors, and public notice thereof shall be given.

3.
Preparation of, and maintenance and other business concerning the shareholders’ register (the “Shareholder Register”) and the register for stock acquisition rights (the “Register for Stock Acquisition Rights”) shall be commissioned to the Shareholder Register Administrator and shall not be handled by the Company.

Article 12 (Share Handling Regulations)

Matters related to the procedures for the exercise of shareholders’ rights, and the handling of shares of the Company, other than those provided for in laws and regulations or in these articles of incorporation, shall be governed by the share handling regulations (the “Share Handling Regulations”) to be determined by the Board of Directors.

CHAPTER III.  GENERAL MEETING OF SHAREHOLDERS

Article 13 (Convocation of General Meeting of Shareholders)

The ordinary general meeting of shareholders shall be convened within three months from April 1 of each year and an extraordinary general meeting of shareholders shall be convened at any time whenever necessary.

Article 14 (Record Date of Ordinary General Meeting of Shareholders)

The record date of the ordinary general meeting of shareholders shall be March 31 of each year.

Article 15 (Convener and Chairman of General Meeting of Shareholders)

1.	The general meeting of shareholders shall be convened and chaired by the Representative Director and President.

2.
In the event that the Representative Director and President is unable to convene and chair the meeting, one of the other Directors shall take his or her place in accordance with the order predetermined by the resolution of the Board of Directors.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents for General
Meeting of Shareholders, etc.)

The Company may, in connection with the convocation of a general meeting of shareholders, deem the information concerning matters to be stated or indicated in the reference documents for a general meeting of shareholders, business report, non-consolidated financial statements and consolidated financial statements to have been provided to the shareholders by disclosing such information through the Internet pursuant to the applicable rules and the Ministry Ordinance of the Ministry of Justice.

Article 17 (Method of Resolutions)

1.
Unless otherwise provided for by laws and regulations or by the articles of incorporation, resolutions of general meetings of shareholders shall be adopted by a majority vote of the total voting rights of the shareholders who are present at the meeting and entitled to exercise their voting rights.

2.
Resolutions of general meetings of shareholders set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by the affirmative vote of two-thirds (2/3) of the total voting rights of shareholders who are entitled to exercise their voting rights, and a quorum for the meeting shall require the presence of shareholders holding at least one-third (1/3) of the total voting rights.

Article 18 (Voting by Proxy)

1.	A shareholder may exercise his or her voting rights by entrusting one proxy, who shall be another shareholder, to exercise his or her voting rights.

2.	The shareholder or proxy mentioned in the preceding paragraph shall submit to the Company a document evidencing the authority of such proxy for each general meeting of shareholders.

CHAPTER IV.  DIRECTORS AND THE BOARD OF DIRECTORS

Article 19 (Number of Directors)

The number of Directors of the Company shall be no more than twelve (12).

Article 20 (Election of Directors)

1.	Directors shall be elected by the resolution of the general meeting of shareholders.

2.
A resolution to elect Directors shall be made at a meeting at which the shareholders holding one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present, and shall be adopted by a majority of votes thereof.

3.	Cumulative voting shall not be used for election of Directors.

Article 21 (Term of Office of Directors)

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one (1) year after appointment.

Article 22 (Regulations of the Board of Directors)

Any matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be determined by the Board of Directors, in addition to the laws and regulations or these articles of incorporation.

Article 23 (Convener and Chairman of the Meeting of the Board of Directors)

1.
The meeting of the board of directors shall, unless otherwise provided for by laws and regulations, be convened and chaired by the Representative Director and Chairman (torishimariyaku kaicho).  In the event that there is a vacancy in a position of the Representative Director and Chairman or that the Representative Director and Chairman is unable to convene the meeting, the Representative Director and President (torishimariyaku shacho) shall take his or her place, and in the event that the Representative Director and President is unable to convene and chair the meeting, one of other Directors shall take his or her place in the order predetermined by the Board of Directors.

2.
The convocation notice of the meeting of the board of directors shall be dispatched to each Director and Corporate Auditor at least three (3) days prior to the date scheduled for the meeting; provided, however, that such period may be shortened in the case of urgency.

3.	The convocation notice as provided in the preceding paragraph shall not be required when the unanimous consent of all the Directors and Corporate Auditors is obtained.

Article 24 (Omission of Resolutions of the Board of Directors)

In the event that all the requirements stipulated in Article 370 of the Companies Act are satisfied, the Company shall deem a resolution of the Board of Directors to have been made.

Article 25 (Representative Directors and Directors with Titles)

1.	The Company shall, pursuant to the resolution the Board of Directors, elect Representative Director(s).

2.
The Board of Directors may, by its resolution, elect one (1) Director and Chairman of the Board (torishimariyaku kaicho), one (1) Director and President (torishimariyaku shacho), as well as several Senior Managing Directors (torishimariyaku senmu) and Managing Directors (torishimariyaku jomu).

Article 26 (Remuneration, etc. of Directors)

Remuneration, bonuses and other financial interests received by Directors from the Company as compensation for undertaking their functions (the “Remuneration, etc.”) shall be determined by the resolution of a general meeting of shareholders.

Article 27 (Contract to Limit Liabilities of Outside Directors)

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with its Outside Directors to limit their liabilities for a failure to perform their duties; provided, however, that the maximum amount of liabilities under such contracts shall be as provided in applicable laws and regulations.

CHAPTER V.   CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

Article 28 (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall be no more than five (5).

Article 29 (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected by the resolution of the general meeting of shareholders.

2.
A resolution to elect Corporate Auditors shall be made at a meeting at which the shareholders holding one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present, and shall be adopted by a majority of votes thereof.

Article 30 (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within four (4) years after appointment.

2.
The term of office of (i) a Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has retired before the expiration of such Corporate Auditor’s term of office or (ii) a substitute Corporate Auditor who have succeeded to a post as a Corporate Auditor, shall be until the term of office of his or her predecessor would expire.

Article 31 (Regulations of the Board of Corporate Auditors)

Any matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors to be determined by the Board of Corporate Auditors in addition to the laws and regulations or these articles of incorporation.

Article 32 (Convocation of the Meeting of the Board of Corporate Auditors)

1.
The convocation notice of the meeting of the board of corporate auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date scheduled for the meeting; provided, however, that such period may be shortened in the case of urgency.

2.	The convocation notice as provided in the preceding paragraph shall not be required when the unanimous consent of all the Corporate Auditors is obtained.

Article 33 (Standing Corporate Auditor(s))

The Board of Corporate Auditors shall, by its resolution, elect Standing Corporate Auditor(s).

Article 34 (Remuneration, etc. of Corporate Auditors)

Remuneration, etc. of Corporate Auditors shall be determined by the resolution of a general meeting of shareholders.

Article 35 (Contract to Limit Liabilities of Outside Corporate Auditors)

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with its Outside Corporate Auditors to limit their liabilities for a failure to perform their duties; provided, however, that the maximum amount of liabilities under such contracts shall be as provided in applicable laws and regulations.

CHAPTER VI.   ACCOUNTING AUDITOR

Article 36 (Accounting Auditor)

Accounting Auditor shall be elected by the resolution of the general meeting of shareholders.

Article 37 (Term of Office of Accounting Auditor)

1.	The term of office of Accounting Auditor shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one (1) year after appointment.

2.
Unless otherwise resolved at the ordinary general meeting of shareholders mentioned in the preceding paragraph, Accounting Auditor shall be deemed to have been reelected at such ordinary general meeting of shareholders.

CHAPTER VII.  ACCOUNTING

Article 38 (Fiscal Year)

The fiscal year of the Company shall be one (1) year starting from April 1 of each year and ending on March 31 of the following year.

Article 39 (Year-End Dividend)

The Company shall, by the resolution of an ordinary general meeting of shareholders, distribute its retained earnings to its shareholders or registered pledgees of shares as a year-end dividend with a record date of March 31 of each year.

Article 40 (Interim Dividend)

The Company shall, by the resolution of a meeting of the board of directors, distribute its retained earnings to its shareholders or the registered pledgees of shares as an interim dividend with a record date of September 30 of each year.

Article 41 (Expiration for Dividend Payment)

1.
When the dividends are made by cash, if such dividends are not received after five (5) years following the date on which the Company commenced payment thereof, the Company shall be released from the obligation to make such payment.

2.	The Company shall not pay interest on unpaid year-end and interim dividends.

SUPPLEMENTARY PROVISIONS

Article 1 (First Fiscal Year)

Notwithstanding the provisions of Article 38 above, the first fiscal year of the Company shall be from the date of its establishment until March 31, 2011.

Article 2   (Remuneration, etc. of Directors and Corporate Auditors)

Notwithstanding the provisions of Articles 26 and 34 above, Remuneration, etc. of Directors and Corporate Auditors of the Company during the period from the date of its establishment until the closing of the first ordinary general meeting of shareholders shall be as follows:

a. Directors:	Within ¥170 million

b. Corporate Auditors:	Within ¥30 million

Article 3 (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be deleted after the closing of the first ordinary general meeting of shareholders of the Company.

(End of Attachment)

THE TOKUSHIMA BANK, LTD.

BUSINESS REPORT FOR THE 116TH TERM

(April 1, 2008 through March 31, 2009)

1.	Current Status of The Tokushima Bank

(1)	Progress and Results of Operations, and Others

a.	Details of the Business

The Tokushima Bank actively provides a diverse range of financial services such as deposit services, loan services, registered financial institution services, securities investment services, domestic exchange services, foreign exchange services, bond trustee services, and ancillary services including agency services, in order to directly respond to customers’ needs, through the head office of The Tokushima Bank and its network of 73 branches, including 4 sub-branches.

b.	Financial and Economic Environment

In the Japanese economy in the fiscal year ended March 31, 2009, in addition to the decline of exports, which had been increasing until recently, due to escalating prices of raw material and crude oil, there has been a declining trend in production activities of businesses and capital investment, and business profits have deteriorated.  With increasing prices and the lack of increase in income, consumer spending has decreased and this has strengthened the atmosphere of recession in the economy.  In addition, in the latter half of the year, due to the confusion on global financial markets triggered by the US financial crisis, concerns about the future of the global economy were further reinforced and the economic situation was said to be something that occurred only once a century.

In the Tokushima Prefecture economy, which is the operating base of The Tokushima Bank, public investment declined, and capital investment weakened as a result of the rapid deterioration of the domestic and international economies.  In addition, decreased profits due to increased raw material costs and sluggish demand, accompanied by other factors, reinforced the challenging economic situation surrounding the companies.  Furthermore, difficulties in employment and income issues have resulted in the decline of consumer spending.

The environment surrounding financial institutions now faces the task of making efforts to restore stability after losses sustained in the securities’ price collapse due to the confusion on global financial markets.  As regional economies experience increasingly severe business conditions, there is strong demand for financing small and medium sized companies in regional areas.

c.	Progress and Results of Operations

In this financial economic environment, The Tokushima Bank celebrated the 90th year anniversary since its establishment on March 3, 2008.  Under the slogan of “With Appreciation, Towards the Future,” The Tokushima Bank promised to advance the provision of services and products in response to customers’ needs as well as to provide enhanced financial services and increase profitability and the amount of services available.

With respect to products and services, The Tokushima Bank has increased its product range and, for individual customers, developed new products such as the “Tokugin 90th Anniversary Fixed-Term Deposit with Bonus,” and commenced provision of investment funds and cancer insurance policies.  The Tokushima Bank has commenced provision of a “Specified Account” service for investment funds and has improved the overall security and convenience of our internet and mobile banking service, “Toku-Rainbow-Net,” through function changes.

For corporate customers, we have concluded a memorandum of agreement regarding the comprehensive coordination and cooperation of the Tokushima Federation of Commerce and Industry Associations and the Tokushima Branch of the Japan Institute of Invention and Innovation, and strengthened support mechanisms working towards solutions for management challenges including support for regional small businesses, development of venture businesses, improvement of operating ability and development of new businesses.  In addition, through the commencement of services such as “Tokugin Machinery Collateral Loans,” and the “Second-Hand Machinery Buyback/Placement Service,” we have been able to respond to customers’ needs, while at the same time taking active steps towards providing small business finance by commencing “Tokugin Commercial Loans (National Emergency)” and setting up “Holiday Period Consultation Counters” for the end/beginning of year periods.

In addition to installing devices in the ATM area that detect mobile phone signals as a proactive measure to prevent harm from bank transfer scams (furikome-sagi), we have also made efforts to make our branches more user-friendly for customers with disabilities by placing “written guidance availability” signs in branches marked with an ear symbol.

With respect to our branches, we improved and expanded our branch facilities and network by moving our Sumoto Branch (Sumoto City, Hyogo Prefecture) to newly built offices and installed new automatic teller machines (ATMs) at Suehiro Bowl (Tokushima City, Tokushima Prefecture).  Based on the above progress, we were able to achieve the following operating results for this fiscal year.

(Deposits/Loans and Others)

The balance of deposits at the end of the fiscal year increased by ¥33 billion to ¥1095.9 billion in comparison to the end of the previous fiscal year with individual deposits remaining consistently favorable in general.  In comparison to the end of the previous fiscal year, our total deposit asset balance, including negotiable certificates of deposit, government bonds, investment funds, and life insurance, increased by ¥18.7 billion to ¥1229.8 billion.  Although there was a slump in the demand for funds, as a result of our active sales activities promoting finance and housing loans and other products aimed at small and medium sized companies, in comparison to the end of the previous fiscal year the balance of loans and bills discounted increased by ¥32.3 billion to ¥882.5 billion.  As a result of revising our portfolio to take into account the confusion on the financial markets following the US financial crisis, in comparison to the end of the previous fiscal year, the balance of securities decreased by ¥21.1 billion to ¥217.5 billion.

(Profit and Loss)

With respect to profits and losses, in addition to the emergence of new bad debts due to legal liquidation, due to the increased bad-debt reserves held in preparation for the future economic downturn and significant recorded losses related to disposal of securities resulting from confusion on the financial markets following the US financial crisis, we registered losses for the first time since the listing of our stocks in December 1990.

With respect to our operating profits, due to a decrease in the amount of securities dividend interest and consequent decrease in ordinary revenue, a decrease in the sales price of investment funds and other products and consequent decrease in service transaction and other profits, as well as a decrease in profits from the sales of government bonds, the amount decreased by ¥4,525 million to ¥28,073 million compared to the end of the previous fiscal year.  Due to the deposit interest increase, emergence of new bad-debts, increased bad-debt reserves held in preparation for the future economic downturn, and significant recorded losses related to disposal of securities resulting from confusion on the financial markets following the US financial crisis, the ordinary income decreased by ¥12,966 million to minus ¥11,400 million, and net income for the period decreased by ¥7,599 million to minus ¥7,093 million compared to the same period of the previous fiscal year.

In comparison to same period in the previous fiscal year, the figure which represents the core business net profit, The Tokushima Bank’s main business profit, decreased by ¥488 million to ¥8,347 million.

(Consolidated Financial Results)

In addition to banking services, The Tokushima Bank provides banking-related services through its subsidiaries TOKUGIN BUSINESS SERVICE CO., LTD., and TOKUGIN SOFT CO., LTD., and credit card-related services through its subsidiary entity TOKUGIN JCB CO., LTD.  We also provide venture capital services through our subsidiary entity TOKUGIN CAPITAL CO., LTD.

With respect to the profits and losses of this consolidated fiscal year, The Tokushima Bank and its 4 subsidiaries aimed to improve their consolidated financial results with each of the companies expanding their own operating base and working towards increasing profits and their financial standing.  However, due to the stand-alone losses of The Tokushima Bank and other factors, the consolidated ordinary revenue decreased by ¥4,459 million in comparison to the previous consolidated fiscal year to ¥28,622 million.  Furthermore, the consolidated ordinary income decreased by ¥12,957 million to minus ¥11,243 million in comparison to the same period, and the consolidated net income decreased by ¥7,552 million to minus ¥6,978 million compared to the same period in the previous fiscal year.

d.	Issues to be Addressed

In the future, in order to fulfill our role as a stable financial institution in the regional economies, regional financial institutions, such as our bank are expected to take initiative in choosing the direction in which we will progress and in designing the vision of our future for ourselves.  Specifically, while the debate regarding regional systems focused on revival and activation of regional economies thrives in the face of the shrinking of regional economies caused by a decrease in the number of businesses and population, as well as advancement of the aging population, there is a demand for expansion of business operations, maintenance and improvement of profitability, and intermittent and continuous growth of business activities closely related to regions.

In contrast, sophisticated services are expected, in all areas, and on a broader scale than ever before, in areas including strengthened internal control through changes and increased stringency in accounting standards, strengthened governance, risk management, and compliance stances, strengthened audit functions and response to the broadened financial services area.

In order to respond effectively to such changes and to realize the implementation of growth strategies, it is necessary for us to strengthen our business operations and increase our market share.  Thus, as announced on January 26, 2009, The Tokushima Bank has agreed, through the method of establishing a joint holding company, to conduct management integration with The Kagawa Bank around April of 2010.  Through the management integration, we aim to establish a stronger management base and a wide network, and to create a financial group with management that values and prioritizes customers and grows with its regional customers.  The Tokushima Bank, together with The Kagawa Bank, under the umbrella of the new holding company to be established, will maintain the regional trust and brand that we have built up until now, while thoroughly strengthening and improving efficiency of operating functions and realize the implementation of growth strategies as a new type of financial group.

The Tokushima Bank will launch its 17th Long-Term Business Plan “To Go For The Future” in April 2009 with the aim of becoming “a bank that can be seen by its customers, a bank that can see its customers, and a bank that grows with its customers.”  Based on the three basic strategies of the realization of the management integration, implementation of growth strategies and finance closely linked to regions, we intend to implement each of our strategies and respond to the expectations of our regional customers and shareholders.

(2)	Financial Condition and Profit and Loss
(¥ hundred millions, unless otherwise indicated)
	FY* 2005	FY 2006	FY 2007	FY 2008
Deposit	10,161	10,320	10,629	10,959
Time deposits	6,235	6,322	6,678	6,858
Others	3,926	3,997	3,951	4,101
Loans and bills discounted	8,101	8,268	8,502	8,825
For individuals	2,257	2,054	2,014	2,005
For small and medium sized companies	4,538	4,877	5,131	5,231
Others	1,305	1,337	1,356	1,588
Trading Account Securities	6	4	3	2
Securities	2,510	2,528	2,386	2,175
Government bonds	733	778	768	801
Others	1,777	1,750	1,617	1,374
Net Assets	11,381	11,569	11,764	11,903
Domestic exchange volume	39,172	37,797	37,616	36,666
Foreign exchange volume	$2,413 million	$2,006 million	$2,486 million	$2,586 million
Ordinary income (loss)	¥6,782 million	¥4,151 million	¥1,566 million	(¥11,400 million)
Net income (loss)	¥3,960 million	¥2,135 million	¥506 million	(¥7,093 million)
Net income (loss) per share	¥54.23	¥27.64	¥6.56	(¥91.88)

(Note 1)	Figures shown above are rounded to the nearest million.

(Note 2)	Net income per share is calculated by dividing the net income by the average total number of shares issued and outstanding during the fiscal year.

(Note 3)
In FY 2008, The Tokushima Bank suffered a sharp profit decline and recorded ordinary loss and net loss due to factors such as (i) emergence of new bad debts, (ii) increased bad-debt reserves held in preparation for future economic downturn, and (iii) the recording of securities-related losses, related to disposal of securities resulting from confusion on the financial markets following the US financial crisis.

(*)	“FY” stands for “fiscal year.” This abbreviation applies to the entire document.

(Reference)  Financial Condition and Profit and Loss of the Corporate Group

(¥ hundred millions)
	FY 2005	FY 2006	FY 2007	FY 2008
Consolidated ordinary revenue	320	298	330	286
Consolidated ordinary income (loss)	71	43	17	(112)
Consolidated net income (loss)	39	22	5	(69)
Consolidated net assets	714	746	668	565
Consolidated total assets	11,390	11,583	11,778	11,917

(Note 1)	Figures shown above are rounded to the nearest million.

(Note 2)	In FY 2008, due to the decline in the unconsolidated profit of The Tokushima Bank, The Tokushima Bank recorded ordinary loss and net loss.

(3)	Status of Employees

	End of FY 2008	End of FY 2007
Number of employees	1,001	998
Average age	40 years and 1 month old	40 years and 3 months old
Average length of service	18 years 6 months	18 years 8 months
Average monthly salary	¥369 thousand	¥369 thousand

(Note 1)	The number of employees above does not include employees on a short-term contract and part-time employees.

(Note 2)	The fractions of the average age, average length of service and average monthly salary above are disregarded.

(Note 3)	Average monthly salary above is based on salaries (excluding bonuses) as of March.

(4)	Status of Offices

(i)	Number of Offices

Prefecture	End of FY 2008	End of FY 2007
	Number of Branches (The number of sub-branches is indicated in brackets.)	Number of Branches (The number of sub-branches is indicated in brackets.)
Tokushima	61 (4)	62 (5)
Kagawa	2 (-)	2 (-)
Kochi	1 (-)	1 (-)
Ehime	2 (-)	2 (-)
Osaka	4 (-)	4 (-)
Hyogo	3 (-)	3 (-)
Tokyo	1 (-)	1 (-)
Total	74 (4)	75 (5)

(Note)	Other than above, The Tokushima Bank operated 98 ATMs outside of its branches as of the end of FY 2008 (98 ATMs as of the end of FY 2007).

(ii)	Number of Branches Newly Established During FY 2008

N/A

(Note)	The Sumoto Branch (Sumoto-shi, Hyogo Prefecture) was relocated and newly established during FY 2008.

(iii)	Number of Branches Abolished During FY 2008

Name of Branch	Location
River City Sub-Branch of Itou Branch	River City Shopping Center 4-7, Minami Suehiro-cho, Tokushima-shi, Tokushima Prefecture

(Note 1)	The Tokushima Bank newly opened 1 ATM outside of its branch at the following location during FY 2008:

•	Suehiro Bowl Sub-Branch of Itou Branch (Tokushima-shi, Tokushima Prefecture)

(Note 2)	The Tokushima Bank abolished 1 ATM outside of its branches at the following location during FY 2008:

•	Tokushima Saty Sub-Branch of Headquarters Sales Department (Tokushima-shi, Tokushima Prefecture)

(iv)	List of Bank Agents

N/A

(v)	Bank Agency Service Provided by The Tokushima Bank

N/A

(5)	Principal Facilities

(i)	Total Amount of Capital Expenditures: ¥865 million

Total Amount of Capital Expenditures	¥865 million

(Note)	The above figure is rounded to the nearest million.

(ii)	Total Amount of New Material Expenditures

Establishment (relocation) of Sumoto Branch	¥240 million

(Note)	The above figure is rounded to the nearest million.

(6)	Status of Parent Company and Material Subsidiaries

(i)	Status of Parent Company

N/A

(ii)	Status of Subsidiaries

Name	Address	Major Businesses	Date of Establishment	Capital Stock (¥ million)	Percentage of Voting Rights Held by The Tokushima Bank (%)	Others
TOKUGIN BUSINESS SERVICE CO., LTD.	1-16, Tomidahama, Tokushima-shi	Various administrative business entrusted by banks, agency service, personnel dispatch business	Jul. 11, 1990	10	100.00	-
TOKUGIN SOFT CO., LTD.	1-16, Tomidahama, Tokushima-shi	Computer-related business related to the banking service	Feb. 1, 1995	10	100.00	-
TOKUGIN JCB CO., LTD.	2-7, Yaoyamachi, Tokushima-shi	Credit card business	Jun. 15, 1993	30	46.00	-
TOKUGIN CAPITAL CO., LTD.	1-37, Showa-cho, Tokushima-shi	Venture capital business	Nov. 6, 1984	30	48.00	-

(Note 1)	“Percentage of Voting Rights Held by The Tokushima Bank” above is rounded to the nearest hundredth.

(Note 2)	“Percentage of Voting Rights Held by The Tokushima Bank” above includes indirect holding.

(Note 3)
There are four consolidated subsidiaries held by The Tokushima Bank as described above, but it holds no equity-method affiliate.  Consolidated ordinary income was ¥28,622 million and net loss was ¥6,978 million for the consolidated FY 2009.

Summary of Material Business Integration

1.
The Tokushima Bank provides automatic cash dispensing services (known as SCS) through its automatic teller machines and those belonging to the 44 regional banks associated with the Second Association of Regional Banks.

2.
The Tokushima Bank provides automatic cash dispensing services (known as MICS) through its automatic teller machines and those belonging to the 44 regional banks associated with the Second Association of Regional Banks, 6 major commercial banks, 4 trust banks, 64 regional banks, 280 credit unions (including Shinkin Central Bank), 140 credit associations (including The Shinkumi Federation Bank), affiliate agricultural cooperative/credit fishermen's associations (shingyoren) (including The Norinchukin Bank and credit federation (shinren)), and 14 labor credit associations (including Rokinren).

3.
Through the alliance with 44 regional banks associated with the Second Association of Regional Banks, The Tokushima Bank provides (i) data (such as total bank transfer) receiving service among its business partners through data transmittance by utilizing ISDN line switching network  and (ii) multi bank report service (known as SDS) including issuance of bank account statement.

4.	The Tokushima Bank provides automatic cash dispensing services by the CAFIS method through its automatic teller machines and those belonging to the Japan Post Bank Co., Ltd.

(7)	Status of Business Transfer

N/A

(8)	Other Material Issues Related to Current Status of The Tokushima Bank

N/A

2.	Matters Concerning Officers (Directors and Corporate Auditors) of The Tokushima Bank

(1)	Directors and Corporate Auditors
(as of March 31, 2009)
Name	Title	Material Concurrent Position	Others
Shinichi Kakiuchi	President	-	-
Hiromi Yoshioka	Representative Director and Senior Executive Officer, General Manager of General Planning Headquarters	Director of TOKUGIN BUSINESS SERVICE CO., LTD. Director of TOKUGIN SOFT CO., LTD. Corporate Auditor of TOKUGIN JCB CO., LTD. Director of TOKUGIN CAPITAL CO., LTD.	-
Masaharu Kiuchi	Representative Director and Senior Executive Officer, General Manager of Credit Headquarters	Director of TOKUGIN CAPITAL CO., LTD.	-

Shinichi Mori	Director and Managing Executive Officer, General Manager of Sales Headquarters	Director of TOKUGIN BUSINESS SERVICE CO., LTD. Director of TOKUGIN JCB CO., LTD.	-
Takeshi Hanaoka	Director and Managing Executive Officer, General Manager of Management Headquarters, General Manager of Administrative Department	Director of TOKUGIN BUSINESS SERVICE CO., LTD. Director of TOKUGIN SOFT CO., LTD. Director of TOKUGIN CAPITAL CO., LTD.	-
Hajime Tamagaki	Director and Executive Officer, General Manager of Audit Department	-	-
Mitsuo Tsukuda	Director and Executive Officer, General Manager of Headquarters Sales Department	-	-
Kouichi Yamakawa	Director and Executive Officer, Deputy General Manager of Audit General Planning Headquarters	-	-
Hideki Haraguchi	Standing (Outside) Corporate Auditor	Corporate Auditor of TOKUGIN BUSINESS SERVICE CO., LTD. Corporate Auditor of TOKUGIN SOFT CO., LTD. Corporate Auditor of TOKUGIN JCB CO., LTD. Corporate Auditor of TOKUGIN CAPITAL CO., LTD.	-
Naoki Hayashi	Standing Corporate Auditor	-	-
Shigeki Takaoka	(Outside) Corporate Auditor	-	-

(Note)	Messrs. Hideki Haraguchi and Shigeki Takaoka are Outside Corporate Auditors.

(2)	Remuneration Paid to Directors and Corporate Auditors

Classification	Number of People to whom Remuneration was Paid	Remuneration (¥ millions)
Directors	9	144 (44)
Corporate Auditors	4	43 (11)
Total	13	188 (56)

(Note 1)	The above figures are rounded to the nearest million.

(Note 2)	The figures inside “( )” of “Remuneration” above show the amount other than remuneration (provision of allowance for Directors and Corporate Auditors’ retirement benefits).

(Note 3)
Remuneration paid to Directors above does not include ¥43 million (¥11 million out of ¥43 million was bonus) of remuneration for employee duties which was paid to Directors who concurrently conduct such employee duties.

(Note 4)
The upper limit for remuneration to be paid to Directors which was resolved at the 113th ordinary general meeting of shareholders held on June 29, 2006 is ¥210 million per annum (including bonuses, but excluding salaries for employee duties which were paid to Directors who concurrently conduct such employee duties).

(Note 5)
The upper limit for remuneration to be paid to Corporate Auditors which was resolved at the 113th ordinary general meeting of shareholders held on June 29, 2006 is ¥50 million per annum (including bonuses).

(Note 6)	Remuneration amount above includes the following:

•	Provision of allowance for Directors and Corporate Auditors’ bonuses which were paid during FY 2009: ¥4 million

3 Corporate Auditors:  ¥4 million

•	Provision of allowance for Directors and Corporate Auditors’ retirement benefits which was disposed during FY 2009: ¥56 million

9 Directors:  ¥44 million
4 Corporate Auditors:  ¥11 million

•	Remuneration paid to Directors and Corporate Auditors who resigned at the 115th ordinary general meeting of shareholders held on June 27, 2008: ¥5 million

1 Director:  ¥1 million
1 Corporate Auditor:  ¥3 million

(Note 7)
Other than above, based on the resolution made at the 115th ordinary general shareholders meeting held on June 27, 2008, The Tokushima Bank paid Directors and Corporate Auditors’ retirement benefits as follows:

1 Retired Director:  ¥20 million

1 Retired Corporate Auditor:  ¥28 million

3.	Matters Concerning Outside Directors and Outside Corporate Auditors

(1)	Concurrent Posts Held by Outside Directors and Outside Corporate Auditors of The Tokushima Bank

Name	Concurrent Posts
Hideki Haraguchi (Corporate Auditor)	Corporate Auditor of TOKUGIN BUSINESS SERVICE CO., LTD. Corporate Auditor of TOKUGIN SOFT CO., LTD. Corporate Auditor of TOKUGIN JCB CO., LTD. Corporate Auditor of TOKUGIN CAPITAL CO., LTD.
Shigeki Takaoka (Corporate Auditor)	N/A

(2)	Principal Activities of Outside Directors and Outside Corporate Auditors

Name	Term of Office	Attendance to Meetings of the Board of Directors, etc.	Statements/Activities at Meetings of the Board of Directors, etc.
Hideki Haraguchi (Corporate Auditor)	June 2003 - current (5 years 9 months)	Mr. Haraguchi attended all 29 meetings of the Board of Directors (25 ordinary meetings and 4 extraordinary meetings), and all 14 meetings of the Board of Corporate Auditors held during FY 2009.
Mr. Haraguchi attended all meetings of the Board of Directors, the Board of Corporate Auditors and other important meetings in order to monitor the execution of duties by Directors consistently.  Mr. Haraguchi also serves as Corporate Auditor of consolidated subsidiaries of The Tokushima Bank and works to enhance audit in the whole group.

Shigeki Takaoka (Corporate Auditor)	June 2006 - current (2 years 9 months)	Mr. Takaoka attended all 29 meetings of the Board of Directors (25 ordinary meetings and 4 extraordinary meetings), and all 14 meetings of the Board of Corporate Auditors held during FY 2009.	Mr. Takaoka attended all meetings of the Board of Directors and the Board of Corporate Auditors in order to monitor the Directors.

(3)	Matters Concerning Limited Liability Agreements

N/A

(4)	Remuneration Paid to Outside Directors and Outside Corporate Auditors

			(¥ millions)
	Number of People to whom Remuneration was Paid	Remuneration Paid by The Tokushima Bank	Remuneration Paid by Parent Company of The Tokushima Bank
Total amount of remuneration	2	20 (5)	-

(Note 1)	The above figures are rounded to the nearest million.

(Note 2)	Amounts other than remuneration (provision of allowance for Directors and Corporate Auditors’ retirement benefits) are shown in brackets.

(Note 3)	Remuneration amount above includes the followings:

•	Provision of allowance for bonuses paid to the Directors and Corporate Auditors during FY 2009: ¥3 million

2 Corporate Auditors:  ¥3 million

•	Provision of allowance for retirement benefits paid to the Directors and Corporate Auditors during FY 2009: ¥5 million

2 Corporate Auditors:  ¥5 million

(5)	Opinions of Outside Directors and Outside Corporate Auditors

N/A

4.	Matters Concerning Shares of The Tokushima Bank

(1)	Number of Shares

Total number of shares authorized to be issued:	176,000 thousand shares

Total number of shares issued and outstanding:	77,403 thousand shares (225,169 shares of treasury stock)

(Note)	Number of shares is rounded to the nearest thousand.

(2)	Number of Shareholders at the End of FY 2009

6,941 persons

(3)	Principal Shareholders (Shareholders who own 10 percent or more of the issued and outstanding shares (excluding treasury stock))

There are no shareholders who own 10 percent or more of the issued and outstanding shares of The Tokushima Bank.  Please see below for information regarding the 10 largest shareholders.

	Investment in The Tokushima Bank
Name	Number of Shares Owned (thousand shares)	Percentage of the Total Issued and Outstanding Shares (%)
Japan Trustee Services Bank, Ltd.	6,188	7.99
Nichia Corporation	3,250	4.19
State Street Bank and Trust Company	2,626	3.39
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1,968	2.54
The Tokushima Bank Employee Stock Ownership	1,580	2.04
Nissin Tatemono Co., Ltd.	1,480	1.91
Sompo Japan Insurance Inc.	1,421	1.83
Tokio Marine & Nichido Fire Insurance Co., Ltd.	1,414	1.82
Mizuho Corporate Bank, Ltd.	1,381	1.78
Mitsubishi UFJ Trust and Banking Corporation	1,180	1.52

(Note 1)	The figures listed in “Number of Shares Owned” have been rounded to the nearest thousand.

(Note 2)	The figures listed in “Percentage of the Total Issued and Outstanding Shares” have been rounded to the nearest hundredth.

(Note 3)	Among the number of shares owned by the trust companies listed above, the number of shares related to the trustee business of The Tokushima Bank is as follows:

Japan Trustee Services Bank, Ltd.:  6,188 thousand shares

5.	Matters Concerning Stock Acquisition Rights of The Tokushima Bank

(1)	Stock Acquisition Rights Owned by Directors and Corporate Auditors of The Tokushima Bank at the End of FY 2009

N/A

(2)	Stock Acquisition Rights Delivered to Employees of The Tokushima Bank During FY 2009

N/A

6.	Accounting Auditor

(1)	Details of Accounting Auditor	(¥ millions)
Name	Remuneration Paid to Accounting Auditor During FY 2009	Others
Ernst & Young ShinNihon LLC Hiroyuki Takeda, Certified Public Accountant Isao Asano, Certified Public Accountant	55
The Tokushima Bank paid the Accounting Auditor ¥2 million as compensation for advisory service, a non-auditing service (service other than services set forth in Article 2, Paragraph 1 of the Certified Public Accountant Law of Japan) offered during the contract period ended June 2008, in relation to maintenance/ operation/valuation of the internal control system for financial reporting purposes.

(Note 1)	The figure indicated is rounded to the nearest million.

(Note 2)
Total amount payable by The Tokushima Bank to the Accounting Auditor represents the total amount for audit services rendered pursuant to the Companies Act of Japan and audit services rendered pursuant to the Financial Instruments and Exchange Law of Japan.  The amount listed above does not distinguish between the two services because no distinction is made as such under the agreement between The Tokushima Bank and the Accounting Auditor, and because such distinction cannot actually be made.

(Note 3)	The total amount of cash and other remuneration payable by The Tokushima Bank and its subsidiaries to the Accounting Auditor is ¥57 million.

(2)	Matters Concerning Limited Liability Agreements

N/A

(3)	Other Matters Concerning Accounting Auditor

Policies on Dismissal or Non-reappointment of Accounting Auditor

It is The Tokushima Bank’s policy to propose an agenda regarding the dismissal or non-reappointment of the Accounting Auditor to the general meeting of shareholders after obtaining the resolution of the Board of Corporate Auditors in the event that material questions arise on the Accounting Auditor’s continuing fulfillment of its duties.

7.	Policy with Respect to Existence of Persons Who Control the Decision of Financial and Business Policies

N/A

8.	Systems to Ensure the Appropriateness of Business Operations

The Tokushima Bank has established the “Basic Policy on Internal Control” with respect to systems to ensure the appropriateness of business operations which are set forth in Article 362, Paragraph 4, Section 6 of the Companies Act.

(1)	System to Ensure Compliance with Relevant Laws, Regulations and the Articles of Incorporation by Directors and Employees in Performing their Duties

a.	Establishment of the Board of Directors

The Tokushima Bank shall establish a Board of Directors consisting of Directors.  The Board of Directors shall hold two meetings each month to supervise the execution of duties and decide on basic management policies and other important matters concerning business operations, such as matters provided by laws, regulations, risk management, and compliance with such laws and regulations.  All Corporate Auditors shall attend the meetings of the board of directors and audit the Directors’ performance of duties.

b.	Holding of Meetings of the Board of Directors Focusing on Compliance

One of the two meetings of the Board of Directors held each month shall focus on compliance.  The Directors shall request reports from the Compliance Committee and relevant departments with regard to compliance with laws and regulations and the establishment of measures to prevent irregularities, and shall discuss the content therein.

c.	Establishment of Policy on Compliance of Laws and Regulations/The Tokushima Bank’s Code of Conduct

The Board of Directors deems compliance (with laws, regulations and other instruments) to be an important management priority and shall establish a policy on compliance with laws, regulations, and other instruments, to ensure that executives and employees comply with relevant laws, regulations and rules, respect social norms, and manage business in a sound and appropriate manner.  In addition, the Board of Directors shall establish a Code of Conduct of The Tokushima Bank to ensure that the Directors act in compliance with laws, regulations and the articles of incorporation and relevant rules of The Tokushima Bank.

d.	Establishment of Internal Rules on Compliance with Laws and Regulations

To clarify a compliance structure and specific procedures to ensure the execution of compliance, the Board of Directors shall establish regulations on compliance with laws, regulations, and other instruments and the compliance manual, and promote their observance by all employees.

e.	Establishment of the Compliance Committee

The Board of Directors shall establish a Compliance Committee, and the Committee shall hold a monthly meeting to discuss and decide on matters concerning compliance.

f.	Establishment of Division for Compliance Control

The Board of Directors shall establish a Compliance Office within the Risk Management Department as a department for compliance control.  The department for compliance control shall develop, promote, and instruct measures concerning compliance, and centrally manage the progress and operations thereof.

g.	Establishment of the Internal Audit Department

The Board of Directors shall establish an audit department as an internal audit division, independent of the business departments, and shall establish internal audit manuals.  The Internal Audit Division shall assess the appropriateness and effectiveness of internal management systems by checking the status of compliance at headquarters and sales outlets, among others, in accordance with the internal audit manual.

h.	Placement of Overall Compliance Supervisor

The heads of headquarters and sales outlets shall be general supervisors of compliance and shall ensure compliance at the headquarters and sales outlets by educating subordinates, organizing seminars within departments and offices, and developing and implementing compliance action programs.

i.	Establishment of the Compliance Program

In order to establish compliance measures, the Board of Directors shall develop a compliance program as an action plan for the realization of compliance, in accordance with the policy and regulations on compliance with laws, regulations, and other instruments.

j.	Establishment of the Compliance Action Program (Action Plan)

The general supervisors of compliance at the headquarters and sales outlets shall develop compliance action programs for their departments and offices every fiscal year in accordance with the compliance program developed by the department for compliance control and report the measures taken under the action plan to the department for compliance control once every three months.

k.	Participation in Outside Seminars

The Directors shall actively participate in external seminars and other conferences, with regard to compliance and report the content of those seminars to the Board of Directors.

l.	Implementation of Compliance Seminars, etc.

The Human Resources Department shall organize compliance seminars for employees and managers and give all employees a general test on compliance every year in accordance with a training plan.  Each department of the headquarters shall actively discuss compliance by organizing seminars, workshops, meetings and other activities. General supervisors of compliance at headquarters and sales outlets shall understand the status of the headquarters and sales outlets and organize seminars within the department or sales outlets for the promotion of compliance.

m.	Thorough and Appropriate Personnel Management

The Human Resources Department shall implement reshuffling of employees and counseling in accordance with personnel rotation standards and implement a vacation system that allows employees to take vacation for multiple days consecutively, a designated holiday system, and a system to enable training and studying at other branches.

n.	Thorough and Appropriate Administrative Management

The Board of Directors shall establish an administration inspection division within the administration department.  The administrative inspection division shall inspect whether the administration of sales outlets complies with regulations, manuals, and other materials, and conduct training to prevent accidents.

o.	Establishment of Internal Rules on Protection of Internal Whistleblowers

To protect whistleblowers, the Board of Directors shall develop internal whistleblower protection rules and establish a system to appropriately handle situations where an employee of The Tokushima Bank consults with, or reports to, a consultation desk established inside and outside of the Tokushima Bank, on an organizational or personal violation of a law or regulation.

p.	Establishment of Basic Policy against Antisocial Forces

To prevent damage from antisocial forces and others, the Board of Directors shall establish, within the policy on compliance with laws and regulations, a policy stipulating that “The Tokushima Bank will confront antisocial forces that threaten order and safety of civic society,” and shall also establish, within the Code of Conduct of Tokushima Bank, a policy stipulating that “executives and employees shall take a resolute stand against forces that threaten the order and safety of civic society or hinder sound economic and social development, and shall confront such forces.”

q.	Establishment of Department in Charge of Antisocial Forces

The Board of Directors shall establish a division within the General Affairs Department to deal with antisocial forces (Division Monitoring Measures against Antisocial Forces) and develop a manual on dealing with antisocial forces.  The division shall be responsible for matters such as integrally managing and accumulating information regarding antisocial forces, supporting actions to eliminate transactions with antisocial forces, conducting training, preparing a manual on dealing with antisocial forces, and working together with external specialized agencies.

r.
Establishment of Basic Policy on Internal Control with Respect to Financial Reporting The Board of Directors shall establish a basic policy on internal control with respect to financial reporting, in order to recognize the importance of internal control for fair, timely and appropriate financial reporting, and to establish and manage the system required to ensure the reliability of the financial statements, of The Tokushima Bank.

(2)	System for the Retention and Management of Information Relating to the Performance of Duties by Directors

a.	Retention and Management Based on Relevant Laws and Regulations and Internal Rules

Information and documents such as the minutes of various meetings, approval request documents and contracts shall be retained and managed under laws, regulations and rules.

(3)	Rules and Systems with Respect to the Management of Risk of Loss

a.	Establishment of Basic Policy on Risk Management

The Board of Directors shall develop a basic policy for risk management to ensure the sound management of The Tokushima Bank and subsidiaries, and to make appropriate profit commensurate with each type of risk born by The Tokushima Bank.

b.	Establishment of Internal Rules on Risk Management

The Board of Directors shall conduct appropriate risk management by developing a risk management manual for each type of risk, recognizing each type of risk, and properly managing risks by specifying the types and levels of risks.

c.	Establishment of the Risk Management Committee

The Board of Directors shall discuss and decide on specific and pragmatic matters in relation to risk management by establishing a Risk Management Committee, recognizing each type of risk comprehensively, and managing each type of risk in accordance with its magnitude, level, and characteristics.

d.	Establishment of Department which Monitors Risk Management Issues

The Board of Directors shall establish a Risk Control Department as a division to control risk management.  This department shall monitor risk management at headquarters and sales outlets, including each risk management division, and integrally manage each risk.

e.	Establishment of the Internal Audit Department

The Board of Directors shall establish an audit department as an internal audit division, independent of the business departments, and shall establish internal audit manuals.  The Internal Audit Division shall assess the appropriateness and effectiveness of internal management systems such as risk management systems at headquarters and sales outlets in accordance with the internal audit manuals.

(4)	Systems to Ensure the Efficiency of Performance of Duties by Directors

a.	Establishment of the Long-Term Management Plan

The Board of Directors shall develop a long-term management plan in accordance with the management principles, clarify the goals, objectives, and direction of the business, and develop a management policy for each fiscal year, as specific measures to be taken under the long-term management plan.

b.	Establishment of Management Policy on Equity Capital

To strengthen the management structure and manage business in a sound and appropriate manner, the Board of Directors shall establish a management system and develop a policy on capital management.

c.
Establishment of Management Policy on Customer Protection To enhance customer protection and customer convenience, the Board of Directors shall develop a management policy on customer protection, establish a management system, provide appropriate and sufficient explanations to customers, deal with consultations and complaints from customers, manage customer information, and ensure the management of customer protection.

d.	Establishment of the Board of Managing Directors

The Board of Directors shall establish a Board of Managing Directors consisting of the Chairman, President, Senior Managing Directors, Directors, and Managing Executive Officers.  The Board of Managing Directors shall discuss material matters in relation to management based on the decisions made by the Board of Directors in order to establish general policies, and shall control the execution of duties.

e.	Establishment and Operation of the Executive Officer System

The Board of Directors shall establish an executive officer system and appoint Managing Executive Officers (excluding the Chairman, President, and Representative Senior Managing Director) and Executive Officers from among the Directors, and appoint executive officers from among the employees.  The executive officers shall establish a system to enable a speedy and smooth process for decision making and the execution thereof under the control of the Board of Directors and the President and Representative Director.

f.	Establishment of Internal Rules on Segregation of Duties, and Internal Rules on Administrative Authorities

The Board of Directors shall develop manuals on the segregation of duties and official authorities for the effective execution of duties by all executives and employees, including Directors.

(5)	System to Ensure the Proper Business Operations of the Corporate Group Consisting of The Tokushima Bank, its Parent Company and its Subsidiaries

a.	Establishment of the Board of Directors and Corporate Auditors

Each subsidiary of The Tokushima Bank shall establish a Board of Directors and appoint Corporate Auditors to ensure the mutually monitoring of decision-making and the execution of business.  The Board of Directors of The Tokushima Bank shall appoint Directors and Corporate Auditors of The Tokushima Bank as Directors and Corporate Auditors of the subsidiary to constantly monitor the business and financial situation of the subsidiary.

b.	Management by the Controlling Department of The Tokushima Bank

The Board of Directors of The Tokushima Bank shall appoint the Subsidiary Control Division as the planning department.  This division shall receive reports from subsidiaries in relation to their businesses and their financial situations on a timely basis, and centrally manage all subsidiaries.

c.	Instructions by Department which Monitors Compliance Issues

The department for compliance control of The Tokushima Bank shall instruct the subsidiaries with regard to the compliance system, to ensure that the system is appropriate for the group as a whole, including the subsidiaries.

d.	Audit by the Internal Audit Department of The Tokushima Bank

The Tokushima Bank shall conclude an audit engagement letter with each subsidiary.  The Internal Audit Division of The Tokushima Bank shall conduct audits in accordance with the audit engagement letters to ensure the appropriate management of the business of subsidiaries, and shall provide advice necessary to optimize management.

(6)	Matters Concerning Employees who Assist Corporate Auditors with their Duties in the Event that a Request to Retain such Employees is Made by the Corporate Auditors

a.	Request for Assistants

The Corporate Auditors may request the Board of Directors to assign an assistant to assist with the Corporate Auditors’ duties.

b.	Placement of Assistants

The Board of Directors shall allocate an assistant immediately upon receiving the request described in “a.” above from the Corporate Auditors.

(7)	Matters Concerning the Independence of Employees Described in (6) from Directors

a.	Appointment, Transfers, Evaluation and Disciplinary Action with Respect to Employee Assistants

The meetings of the board of directors shall comply with office regulations with regard to the allocation of an assistant as described in “(6) b.” above, and hear and respect the views of the Corporate Auditors in relation to the appointment, transfer and personnel evaluation of, and disciplinary actions against, the assistant.

(8)	System for Directors and Employees to Report to Corporate Auditors, and for Other Reports to be made to Corporate Auditors

a.	Report by Directors and Employees

The Corporate Auditors shall meet with the Directors in advance to discuss and decide on the matters to be reported by Directors, employees, and others to the Board of Corporate Auditors, and request the President to approve of the development of various rules and improvements for other systems within The Tokushima Bank, to ensure that effective and flexible reporting is conducted with regard to those matters.

(9)	Other Systems to Ensure Effective Audit by Corporate Auditors

a.	Establishment of the Audit Standards for Corporate Auditors

The Corporate Auditors shall develop auditing standards for the Corporate Auditors and prescribe standards for auditing and guidelines for actions to ensure the effectiveness of audits.

b.	Establishment of the Board of Corporate Auditors

The Tokushima Bank shall establish a Board of Corporate Auditors consisting exclusively of Corporate Auditors.  The Board of Corporate Auditors shall receive reports and discuss and decide on material matters with regard to audits.

c.	Attendance of Various Meetings by Corporate Auditors

To understand the process of decision-making and execution of duties, guidelines and manuals established by the Board of Directors shall stipulate that Corporate Auditors shall attend the meetings of the board of directors, the board of managing directors, and other important meetings or committees, and may express their opinions in the meetings when necessary.

d.	Regular Exchanges of Opinions with the President

The Corporate Auditors and the Board of Corporate Auditors shall meet regularly with the President and Representative Director to confirm the management policy with the President and exchange views on issues to be addressed by The Tokushima Bank, risks surrounding The Tokushima Bank, improvement of the audit environment and other material auditing issues.

e.	Cooperation with the Internal Audit Department

The Corporate Auditors shall work closely with the Internal Audit Division and other relevant divisions to conduct auditing efficiently when inspecting the operation and status of the assets of The Tokushima Bank and other auditing duties.

f.	Cooperation with the Accounting Auditor

The Corporate Auditors and the Board of Corporate Auditors shall work closely with the Accounting Auditor by holding regular meetings and actively exchanging views and information for efficient auditing.

9.	Policy with Respect to Determination of Distribution of Surplus

The Tokushima Bank believes that, while making effort to improve its corporate value, returning the profits to our shareholders is one of the most important management goals.  It is the Company’s basic policy to realize a stable dividend policy while fulfilling its retained earnings which are necessary for further enhancement of its management practices and active business development.  From such view point, as a basic policy, the Company distributes its surplus twice a year as interim and year-end dividends.  Matters concerning the distribution of the interim dividend are determined at the meeting of the Board of Directors and matters concerning the distribution of the year-end dividend are determined at the general meeting of shareholders.

10.	Matters Concerning Accounting Advisors

N/A

11.	Others

N/A

Non-Consolidated Balance Sheets of The Tokushima Bank
116th Term (As of March 31, 2009)
(¥ millions)
	Amount		Amount
(ASSETS)		(LIABILITIES)
Cash and deposits with banks	31,400	Deposit	1,095,919
Cash	12,851	Current account	25,861
Deposit	18,549	Ordinary account	346,469
Call loans	30,000	Savings account	26,101
Trading account securities	255	Call deposit	5,290
Government bonds	234	Term deposit	675,003
Municipal bonds	20	Term reserve	4,640
Money held in trust	3,809	Other deposit	12,552
Securities	217,583	Negotiable certificates of deposit	17,330
Government bonds	80,168	Borrowed money	5,833
Municipal bonds	37,264	Borrowed money	5,833
Corporate bonds	40,589	Foreign exchange	14
Stock	19,751	Foreign exchange sold	14
Other securities	39,808	Other liabilities	7,164
Loans and bills discounted	882,580	Income tax payable	55
Discount notes	13,463	Accrued expenses payable	2,525
Loan of bill	140,892	Advance received profit	1,089
Loan on deed	657,104	Reserve for benefit compensation	6
Overdrafts	71,119	Financial derivatives	572
Foreign exchange	1,852	Other liabilities	2,915
Deposit in foreign banks	1,116	Provision for directors’ bonuses	4
Foreign exchange purchased	144	Provision for directors’ retirement benefits	330
Foreign exchange collected	591	Provision for reimbursement of deposit	136
Other assets	6,102	Provision for contingent loss	91
Prepaid expenses	104	Deferred tax liabilities for land revaluation	1,265
Accrued revenue	1,177	Acceptances and guarantees	6,740
Financial derivatives	179	TOTAL LIABILITIES	1,134,831
Other assets	4,641	(NET ASSETS)
Tangible fixed assets	13,858	Capital stock	11,036
Buildings	4,812	Capital surplus	9,521
Land	8,248	Capital reserve	9,514
Other tangible fixed assets	797	Other capital surplus	7
Intangible fixed assets	503	Retained earnings	37,832
Software	438	Earned reserve	2,280
Other intangible fixed assets	64	Other retained earnings	35,552
Deferred tax assets	14,959	Other reserve	42,638
Customers’ liabilities for acceptance and guarantees	6,740	Earned surplus carried forward	(7,086)
Allowance for loan losses	(19,249)	Treasury stock	(175)
		Total Shareholders’ Equity	58,215
		Valuation difference on available-for-sale securities	(3,962)
		Deferred gains or losses on hedges	(1)
		Revaluation reserve for land	1,312
		Total Valuation and Translation Adjustments	(2,651)
		TOTAL NET ASSETS	55,563
TOTAL ASSETS	1,190,394	TOTAL LIABILITIES AND NET ASSETS	1,190,394

Non-Consolidated Statements of Income of The Tokushima Bank
116th Term (From April 1, 2008 to March 31, 2009)
(¥ millions)
Amount
Ordinary income
Interest income:	25,521
Interest on loans and discounts	21,601
Interest and dividends on securities	3,682
Interest on call loans	155
Interest on deposits with banks	17
Other interest income	63
Fees and commissions	2,115
Fees on drafts received	779
Other income from fees and commissions	1,336
Other ordinary income	125
Gain on foreign exchange transactions	98
Gain on product securities transactions	0
Gain on sale of bonds	17
Gain on financial derivatives products	9
Other income	310
Gain on sale of stock	137
Gain on management of money held in trust	8
Other income	164
Total ordinary income	28,073
Ordinary expenses
Interest expenses:	3,691
Interest on deposits	3,302
Interest on negotiable certificates of deposit	153
Interest on call money	12
Interest on borrowings and rediscounts	121
Other interest expenses	101
Fees and commissions payments	1,668
Domestic and foreign exchange commissions paid	159
Other fees and commissions payments	1,508
Other ordinary expenses	4,114
Loss on sale of government bonds and other bonds	435
Amortization of government bonds and other bonds	3,679
General and administrative expenses	14,209
Other expenses:	15,790
Provision of allowance for loan losses	7,838
Amortization of loaned money	4,057
Loss on sale of stock	1,363
Amortization of stock	2,216
Other	313
Total ordinary expenses	39,473
Ordinary loss	11,400
Extraordinary income
Recoveries of written-off claims	770
Total extraordinary income	770
Extraordinary loss
Loss on disposal of noncurrent assets	45
Impairment loss	44
Total extraordinary loss	90
Loss before income taxes and minority interests	10,720
Income tax, inhabitant tax and business tax - current	36
Income tax adjustment	(3,663)
Total income taxes	(3,627)
Net Loss	7,093

  Non-Consolidated Statements of Changes in Shareholders’ Equity of The Tokushima Bank
116th Term (From April 1, 2008 to March 31, 2009)

(¥ millions)
	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings				Treasury stock	Total shareholders’ equity
		Capital reserve	Other capital surplus	Total capital surplus	Earned reserve	Other retained earnings		Total retained earnings
						Other reserve	Retained earnings carried forward
Balance as of March 31, 2008	11,036	9,514	13	9,528	2,280	42,638	652	45,571	(170)	65,965
Changes of items during the period
Dividends from surplus							(617)	(617)		(617)
Net loss							(7,093)	(7,093)		(7,093)
Purchase of treasury stock									(20)	(20)
Disposal of treasury stock			(6)	(6)					15	8
Reversal of revaluation reserve for land							(28)	(28)		(28)
Total changes of items during the period	-	-	(6)	(6)	-	-	(7,738)	(7,738)	(4)	(7,750)
Balance as of March 31, 2009	11,036	9,514	7	9,521	2,280	42,638	(7,086)	37,832	(175)	58,215

	Valuation and translation adjustments				Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments
Balance as of March 31, 2008	(1,473)	(0)	1,284	(189)	65,775
Changes of items during the period
Dividends from surplus					(617)
Net loss					(7,093)
Purchase of treasury stock					(20)
Disposal of treasury stock					8
Reversal of revaluation reserve for land					(28)
Net changes other than shareholders’ equity	(2,489)	(0)	28	(2,461)	(2,461)
Total changes of items during the period	(2,489)	(0)	28	(2,461)	(10,212)
Balance as of March 31, 2009	(3,962)	(1)	1,312	(2,651)	55,563

Notes to Non-Consolidated Financial Statements

Stated amounts in yen are rounded to the nearest million.

Significant accounting policies

1.	Valuation basis and method for trading account securities

Trading account securities are valued by the mark-to-market approach (sales costs are mainly calculated by the moving average method).

2.	Valuation basis and method for securities

(1)
For the valuation of securities, bonds held to maturity have been valued at amortized cost (on a straight-line basis) by the moving average method, and shares of subsidiaries and affiliated companies have been valued at cost by the moving average method.  For other securities, those which have market values have been valued at the prices as of the accounts settlement date by the mark-to-market approach (sales costs are mainly calculated by the moving average method), and those without any market values have been valued at cost or at amortized cost by the moving average approach.  All the gains and losses on the valuation of other securities have been directly credited to the net assets.

(Additional information)

With respect to interest-bearing government bonds with a significant differential between the price at which a buyer wishes to buy and the price at which a seller wishes to sell, The Tokushima Bank shall approach the situation as if no relevant market value can be determined and shall use the price reasonably calculated as the market value.  As a result of this accounting treatment, the value of securities has increased by ¥1,443 million, the deferred tax assets have decreased by ¥434 million, and the differences on the valuation of other securities have increased by ¥1,009 million, compared to the values that would have been calculated if the market prices had been determined to be their market values.

The reasonable calculation for the values of interest-bearing government bonds has been to determine the present values through discounts of future cash flows expected to arise from the yields on 10-year government bonds.  Yields on 10-year government bonds and the volatilities of such yields, among other variables, have been used as price determinant variables.

(2)	Securities invested as trust properties in money trusts as standalone investments mainly for the purpose of the securities investment have been valued by the mark-to-market approach.

3.	Valuation basis and method for derivatives trading

Derivatives trading is valued by the mark-to-market approach.

4.	Depreciation method of fixed assets

(1)	Property, plant and equipment (excluding assets under lease)

Property, plant and equipment has been depreciated on a diminishing balance basis, except for any building (excluding any affixes) acquired on or after April 1, 1998, which has been depreciated on a straight-line basis.

The main useful lives are as follows:

Buildings: From 7 years to 50 years
Other assets: From 3 years to 20 years

(2)	Intangible fixed assets (excluding assets under lease)

Intangible fixed assets have been depreciated and amortized on a straight-line basis.  Any software for The Tokushima Bank’s own use has been amortized based on the useful period in The Tokushima Bank (5 years).

5.	Basis for translating assets and liabilities in foreign currencies into Japanese yen

Any assets and liabilities in foreign currencies have been stated at the Japanese yen amount calculated based on the foreign exchange rate as of the closing date.

6.	Basis for recognition of provisions

(1)	Provisions for bad debts

Provisions for bad debt have been recognized, as specified below, in accordance with the standards pre-determined for amortization and provision.

If a borrower is faced with management failure as defined in the bankruptcy and special liquidation law or other regulations (“Bankrupt Borrower”), or if a borrower faces a similar situation (“Virtually Bankrupt Borrower”), we have determined the balances of the receivables received from the borrower by deducting any expected disposal amounts for collaterals and recoverable amounts under financial guarantees from the book value by reducing the amount stated in the last paragraph of this section “ – (1) Provisions for bad debts” below.  With respect to any receivables from any borrower who is likely to become bankrupt, we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and presented the balances which should be recognized in comprehensive consideration of the borrower’s ability to repay.

Any other receivables have been recognized based on the bad debt rate derived from the bad debt experiences faced over a certain period in the past.

All the receivables have been assessed in accordance with The Tokushima Bank’s own assessment criteria.  After having sales-related departments conduct these assessments, we have had relevant asset audit departments audit the assessment results.  Finally, the above provisions have been recognized based on these assessment results.

For collateralized or guaranteed receivables from Bankrupt Borrowers or Virtually Bankrupt Borrowers, we have directly reduced the receivables by the balances determined to be recovered through the collaterals and financial guarantees as unrecoverable amounts.  These amounts come to a total of ¥13,207 million.

(2)	Provisions for bonuses for Directors

The provisions for bonuses for Directors, which is the amount attributable to the current fiscal year of expected bonus payments to Directors, have been recognized for the payment of bonuses to Directors.

(3)	Provisions for retirement benefits

Necessary amounts for the payment of retirement benefits to employees have been recognized based on the retirement benefit liabilities and the expected value of pension plan assets at the current fiscal year end.  The prepaid pension expenses of ¥1,414 million are included in “Other assets.”  The following accounting method is applied to expenses for charging the liabilities for past services and actuarial differences:

Past service liabilities:	amounts shall be derived from applying the straight-line basis over a certain period (5 years) falling under the average remaining service period for the employees.

Actuarial differences:
amounts shall be determined by equally dividing the differences for the average remaining service periods for employees for the current period on a straight-line basis over 5 years and charged to the expenses from the year following the year of incurrence.

(4)	Provisions for retirement bonuses to Directors

The provisions for retirement bonuses to Directors have been recognized to pay the retirement bonuses at the amounts which are deemed to have been incurred as of the end of the current fiscal year, from among the expected amounts to be paid as retirement bonuses to Directors.

(5)	Provisions for loss on repayment of dormant deposits

The provisions for loss on repayment of dormant deposits have been recognized, based on historical experience, in order to meet any future repayment demands from depositors whose deposits have ceased to be recognized in liabilities.

(6)	Provisions for contingent losses

The provisions for contingent losses have been recognized at the estimated charges based on the depreciation and provisions criteria used to meet the payment of charges under the joint liability plan of credit guarantee associations.

7.	Accounting for lease transactions

Finance lease transactions other than those involving transfer of ownership with commencement dates preceding April 1, 2008 have been accounted for in accordance with the treatment applied to normal rental transactions.

8.	Hedge accounting method

(1)	Interest risk hedges

The accounting method for hedges of interest risks arising from financial assets and liabilities has been implemented in accordance with the special rules for interest swaps.

(2)	Hedges of foreign exchange fluctuation risks

Hedges against foreign exchange fluctuation risks arising from assets and liabilities in foreign currencies have been accounted for by the treatment applied to deferred hedges provided in the "Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry" (JICPA Industry Audit Committee Report No. 25). Currency swap transactions and foreign exchange swap transactions have been designated as hedging instruments to eliminate foreign exchange fluctuation risks on monetary receivables and payables in foreign currencies, and we have assessed the effectiveness of the hedge relationships by confirming that there have been foreign currency positions of hedging instruments which match the monetary receivables and payables as hedged items.

9.	Accounting for consumption taxes and other similar taxes

Consumption taxes and local consumption taxes (hereinafter referred to as the “Consumption Taxes”) have been accounted for on a tax-excluded basis.  However, Consumption Taxes on property, plant and equipment which have not been qualified for tax deduction have been charged to expenses for the current fiscal year.

Changes in accounting policies

(Accounting for lease transactions)

In the past, finance lease transactions other than those involving transfer of ownership used to be accounted for in accordance with rental transactions.  From 2008, however, we have begun applying the accounting standards and application guidelines according to the “Accounting Standard for Lease Transactions” (ASBJ Standards No.13 dated March 30, 2007) and “ASBJ Guidance for Accounting for Lease Transactions” (ASBJ Guidance No. 16 dated March 30, 2007) effective on and after April 1, 2008.  These changes have had no impact on our financial statements or reports.

Notes:

(Relating to balance sheet)

1.	Total value of shares of affiliated companies: ¥243 million

2.
Of the loans and bills discounted, receivables from Bankrupt Borrowers total ¥7,565 million and the amount of delinquent receivables totals ¥27,514 million.  Receivables from Bankrupt Borrowers relate to the loans and bills discounted subject to any events mentioned in (i) to (v) of Article 96, Paragraph 1, Item 3 of the Order for Enforcement of the Corporate Tax Act of Japan (Cabinet Order No. 97 of 1965) or any events mentioned in Item 4 of the same paragraph, from among the loans and bills discounted on which no accrued interests have been recognized (excluding any portion which has been written off; hereinafter referred to as the “Loans and Bills Discounted without Accrued Interest Recognized”).

Delinquent receivables relate to any Loans and Bills Discounted without Accrued Interest Recognized, and to any loans and bills discounted other than receivables from Bankrupt Borrowers or loans and bills discounted for which interest payments have been deferred for the purpose of managerial rehabilitation or the support of debtors.

3.	Of the loans and bills discounted, the receivables which have been delinquent for 3 months or more total ¥202 million.

Receivables which have been delinquent for 3 months or more mean any loans and bills discounted of which the payment of principal or interest has been delayed for 3 months or more from the date following the contractual payment date, and loans and bills discounted that fail to meet the definitions of receivables from Bankrupt Borrowers or receivables which have been delinquent for 3 months or more.

4.	Of the loans and bills discounted, the renegotiated receivables total ¥5,563 million.

Renegotiated receivables mean loans and bills discounted for which any arrangements favorable to debtors have been entered into, including the exemption or reduction of interest, any moratorium on interest payment, any moratorium on principal payment, and the exemption or reduction of receivables, and any loans and bills discounted which fail to meet the definitions of receivables from Bankrupt Borrowers, or receivables which have been delinquent for 3 months or more.

5.	The total amount of the receivables from Bankrupt Borrowers, receivables which have been delinquent for 3 months or more, and renegotiated receivables stands at ¥40,846 million.

The amounts stated in Items 2. to 5. above are the amounts before the deduction of provisions for bad debts.

6.
Bills and notes discounted have been accounted for as financial transactions in accordance with "Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry" (JICPA Industry Audit Committee Report No.24).  Under these rules, The Tokushima Bank may freely dispose of either by sale or by pledge (re-pledge) any commercial bills or notes accepted or foreign exchanges bought through such financial transactions.  The face value of such bills and notes is ¥13,608 million.

7.	Pledged assets are as follows:

Pledged assets
Securities:                        ¥8,281 million

Debts corresponding to pledged assets (borrowings from the Bank of Japan): ¥ - million

In addition to the above, securities valued at ¥28,622 million have been deposited as collateral for transactions, including collateral for foreign exchange settlements and the handling of public money.  Guarantee money included in other assets is ¥311 million.

8.
Overdraft arrangements and commitment line arrangements related to loans and bills discounted mean any agreements under which The Tokushima Bank promises to lend money up to a certain level when a customer applies for a loan extension, with the stipulation that there has been no breach of the terms and conditions provided in the arrangement.  The undisbursed amounts related to the arrangements stand at ¥130,228 million.  The master arrangements with terms of one year or less (or any arrangement which can voluntarily be terminated at any discretional time) represent ¥126,572 million.

As many of these arrangements may expire without any disbursement of loans, the undisbursed balances of the arrangements may not always have an impact on the future cash flows of The Tokushima Bank.  Many of these arrangements have provisions which entitle The Tokushima Bank to reject a loan application or reduce the maximum facility line for the arrangements when there are events such as changes in financial position and preservations of receivables.  When entering into an arrangement, The Tokushima Bank may demand collateral in the form of real estate or securities, if necessary, and after entering into the arrangement, The Tokushima Bank may monitor the business conditions of the customer, based on pre-determined internal procedures of The Tokushima Bank, revise the arrangement and implement any measures to preserve the loans, if necessary.

9.
In accordance with the Act on Revaluation of Land of Japan (the “Revaluation of Land Act”) (Law No. 34 promulgated on March 31, 1998), we revalued the land for business purposes, recognized the amount equivalent to taxes on the revaluation differences as “deferred tax liabilities for land revaluation” in liabilities, and recognized the amount less the revaluation differences as “differences on the revaluation of the land in the net assets.”

Year, month, and date of revaluation: March 31, 1998

Method of revaluation prescribed in Article 3, Paragraph 3 of the Revaluation of Land Act:

The land was revalued at the price with assessed tax on the land price prescribed in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 promulgated on March 31, 1998) (after making a reasonable adjustment based on the assessed taxes on properties with respect to the land for The Tokushima Bank’s own boarding houses or company houses as prescribed in Article 2, Item 3 of the Revaluation of Land Act).

Differences between the total of market values at the fiscal year end for the land for business purposes revalued pursuant to Article 10 of the Revaluation of Land Act and the total book values after the revaluation of the land for business purposes:  –¥2,776 million

10.	Accumulated depreciation of property, plant and equipment: ¥12,195 million

11.	Advanced depreciation amount of property, plant and equipment: ¥136 million

12.	Borrowings include ¥5,500 million in subordinated borrowings subject to the special condition that the discharge of obligations will be subordinated to other obligations.

13.
Of the corporate bonds included in “Securities,” the amounts guaranteed by The Tokushima Bank to the corporate bonds issued through private placements (Article 2, Paragraph 3 of the Financial Instruments Exchange Act of Japan) are ¥2,482 million.

14.	Net assets per share: ¥719.93

15.
Certain equipments for business purposes, including automated teller machines and fixed assets on the balance sheet, have been used under finance leases, other than those involving transfer of ownership.

•	Acquisition cost for leased properties, accumulated depreciation, and year-end balances

			(¥ millions)
	Acquisition Cost	Accumulated Depreciation	Year End Balances
Property, plant and equipment	961	855	105
Total	961	855	105

•	Year-end balances of prepaid lease charges

Within one year:	¥84 million
Over one year:	¥21 million
Total:	¥106 million

•	Lease charges paid, depreciation expenses, and interests paid

Lease charges paid:	¥192 million
Depreciation expenses:	¥190 million
Interests paid:	¥ 1 million

•	Method for calculating depreciation expenses

The straight-line basis with the lease period designated as the useful life and the remaining value depreciated to nil has been applied.

•	Method for calculating interests paid

The differences between the gross lease payments and acquisition costs of leased properties shall be deemed to be the amounts equivalent to interest payments, and the interest method has been applied for allocating interest payments to each period.

16.	Total monetary receivables from affiliated companies: ¥2,534 million

17.	Total monetary payables to affiliated companies: ¥504 million

18.	The distribution of surplus has been restricted under Article 18 of the Banking Act of Japan (the “Banking Act”).

(Relating to the income statement)

1.	Income generated from transactions with affiliated companies

Aggregate income arising from fund management transactions:  ¥53 million
Aggregate income arising from service transactions:  ¥13 million
Aggregate income from other business and ordinary transactions:  ¥ - million
Aggregate income from other transactions:  ¥ - million

Expenses incurred from transactions with affiliated companies

Aggregate expenses incurred from funding transactions:  ¥1 million
Aggregate expenses incurred from service transactions:  ¥483 million
Aggregate expenses incurred from other business and ordinary transactions:  ¥ - million
Aggregate expenses incurred from other transactions:  ¥ - million

2.	“Other ordinary expenses” include ¥74 million recognized for provisions for losses on repayment of dormant deposits and ¥67 million for provisions for contingent losses.

3.
For the current fiscal year, the book values of the asset groups of business outlets deemed to be unable to recover investments due to the continuous decline in land values and other factors have been written down to the recoverable amounts, and the written-down amounts have been recognized as impairment losses –¥44 million in extraordinary loss.  Impairment losses consist of ¥8 million for land, ¥29 million for buildings, and ¥6 million for other property, plant and equipment.

		(¥ millions)
Use	Class	Location	Amount
Working assets	Sales outlets	Hyogo prefecture	18
Working assets	Sales outlets	Tokushima prefecture	25

The cash flows of business outlets have been managed separately by the management accounting treatment for each outlet (or each group of outlets).  Therefore, each outlet (or each group of outlets) and individual asset among idle assets has been designated as a unit for grouping.

The recoverable value of the asset group has been measured at the net sales value and assessed based on the “Real Estate Appraisal Standards.”

4.	Current net loss per share: ¥91.88 yen

(Relating to the statement of changes in shareholders’ equity)

Matters related to the classes of treasury shares and the number thereof

				(In thousand shares)
	Previous fiscal year end	Increase in the current year	Decrease in the current year	Current fiscal year end	Remarks
Treasury stocks
Common shares	201	42	18	225	(Note)
Total	201	42	18	225

(Note)
The increase in the number of treasury common shares by 42,000 shares is due to the purchase of shares in the number composing one trading unit.  The decrease by 18,000 shares is due to the sale of shares in the number composing one trading unit.

(Relating to securities)

“Trading account securities” are included, in addition to “government bonds,” “municipal government bonds,” “corporate bonds,” “shares” and “other securities” included in the balance sheet.

1.	Securities held for trading purpose (as of March 31, 2009)
(¥ millions)
	Amount in the Balance Sheet	Valuation Differences included in the Income for the Current Fiscal Year
Trading account securities	255	1

2.	Bonds held to maturity with market values (as of March 31, 2009)
(¥ millions)
	Amount in the Balance Sheet	Market Value	Differences	Gains	Losses
Government bonds	-	-	-	-	-
Municipal bonds	5,121	5,156	34	34	0
Corporate bonds	5,312	5,253	(58)	39	98
Others	4,576	3,849	(727)	2	729
Total	15,010	14,259	(751)	76	827

(Note 1)	Market values are determined based on the market prices at the current fiscal year end.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

3.	Other securities with market values (as of March 31, 2009)
(¥ millions)
	Acquisition Cost	Amount in the Balance Sheet	Valuation Differences	Gains	Losses
Shares	18,338	15,193	(3,144)	999	4,143
Bonds	142,232	143,524	1,291	2,004	713
Government bonds	78,711	80,168	1,457	1,501	43
Municipal bonds	32,119	32,143	23	174	150
Corporate bonds	31,401	31,212	(188)	329	518
Others	40,031	35,232	(4,799)	45	4,845
Total	200,602	193,950	(6,652)	3,049	9,702

(Note 1)	The values included in the balance sheet have been determined at the market values on the market prices at the end of the current fiscal year.

With respect to interest-bearing government bonds with a significant differential between the price at which a buyer wishes to buy and the price at which a seller wishes to sell, The Tokushima Bank shall approach the situation as if no relevant market value can be determined and use the price reasonably calculated as the market value.  The reasonable calculation for the values of interest-bearing government bonds has been to determine the present values through discounts of future cash flows expected to arise from the yields on 10-year government bonds.  Yields on 10-year government bonds and the volatilities of such yields, among others, have been used as price determinant variables.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

(Note 3)	The negative ¥3,962 million after the ¥2,689 million in deferred tax assets is added to the above valuation differences is included in “Differences on the valuation of other securities.”

(Note 4)
Among other securities with market values, those with market values that have significantly declined relative to their acquisition costs and are not expected to recover to the level of their acquisition cost have been recognized at market value in the balance sheet, and their valuation differences have been accounted for as loss for the current fiscal year (hereinafter referred to as the “Impairment Treatment”).

The amount subject to the Impairment Treatment for the current fiscal year is ¥5,486 million (out of which, ¥2,134 million is for shares and ¥3,351 million is for other securities).

With regard to the criteria for determining that market values have “significantly declined”: When the market values at the year end have declined by 50% or more compared to the acquisition cost, we will determine that the market values have significantly declined; when the market values have declined within the range of 30% to 50%, our determination as to whether they have been impaired will be based on considerations of the financial conditions of the issuer and changes in prices over a certain period in the past.

4.	Bonds held to maturity and sold during the current fiscal year (from April 1, 2008 to March 31, 2009)
(¥ millions)
	Cost of sales	Sales amount	Gains or losses on sales
Others	52	24	(28)

(Reasons for the sales) Significant decline in the credit ratings of bond issuers

5.	Other securities sold during the current fiscal year (from April 1, 2008 to March 31, 2009)
(¥ millions)
	Sales amount	Total gains on sales	Total losses on sales
Other securities	17,005	154	1,770

6.	Nature of major securities without market values and the values as included in the balance sheet (as of March 31, 2009)
(¥ millions)
Amount
Held-to-maturity bonds Privately placed corporate bonds	1,500
Subsidiaries	243
Other securities Non-listed shares Privately placed corporate bonds	4,314 2,564

7.	Other securities with maturities and expected redemption amounts of bonds held to maturity (as of March 31, 2009)

(¥ millions)
	Less than 1 year	Over 1 year Less than 5 years	Over 5 years Less than 10 years	Over 10 years
Bonds	26,511	60,526	55,010	15,975
Government bonds	11,860	33,863	18,469	15,975
Municipal bonds	5,121	3,354	28,788	-
Corporate bonds	9,528	23,308	7,752	-
Others	3,672	18,687	4,788	2,669
Total	30,183	79,213	59,799	18,644

(Monetary trust relationship)

1.	Monetary trust for investment purpose (as of March 31, 2009)
(¥ millions)
	Amount in the balance sheet	Valuation differences included in the income for the current fiscal year
Monetary trust for investment purpose	3,809	-

2.	Monetary trust held to maturity (as of March 31, 2009)

N/A

3.	Other monetary trust (for purposes other than investment and holding to maturity) (as of March 31, 2009)

N/A

(Relating to tax effect accounting)

Major sources giving rise to the deferred tax assets and deferred tax liabilities are as follows:

(¥ millions)
Deferred tax assets:
Excess of the limit of provisions for bad debts qualified for the tax deduction	9,467
Excess of the limit of depreciation qualified for the tax deduction	700
Securities valuation losses not qualified for the tax deduction	1,595
Valuation differences on other securities	2,689
Tax losses carried forward	2,459
Other	655
Sub-total deferred tax assets	17,569
Valuation allowances	(2,374)
Total deferred tax assets	15,194
Deferred tax liabilities:
Retirement benefits and related benefits	(235)
Total deferred tax assets	(235)
Net deferred tax assets	14,959

Consolidated Balance Sheets of The Tokushima Bank
(As of March 31, 2009)

(¥ millions)
	Amount		Amount
(ASSETS)		(LIABILITIES)
Cash and deposits with banks	31,401	Deposit	1,095,438
Call loans and bills bought	30,000	Negotiable certificates of deposit	17,330
Trading account securities	255	Borrowed money	5,993
Money held in trust	3,809	Foreign exchange	14
Securities	219,608	Other liabilities	7,748
Loans and bills discounted	880,847	Provision for directors’ bonuses	15
Foreign exchange	1,852	Provision for retirement benefits	3
Other assets	7,200	Provision for directors’ retirement benefits	347
Tangible fixed assets	13,860	Provision for reimbursement of deposits	136
Buildings	4,812	Provision for contingent loss	91
Land	8,248	Deferred tax liabilities	3
Other tangible fixed assets	799	Deferred tax liabilities for land revaluation	1,265
Intangible fixed assets	503	Acceptances and guarantees	6,740
Software	438	TOTAL LIABILITIES	1,135,129
Other intangible fixed assets	65	(NET ASSETS)
Deferred tax assets	14,990	Capital stock	11,036
Customers’ liabilities for acceptance and guarantees	6,740	Capital surplus	9,526
Allowance for loan losses	(19,339)	Retained earnings	38,388
Allowance for investment loss	(15)	Treasury stock	(175)
		Total Shareholders’ Equity	58,775
		Valuation difference on available-for-sale securities	(3,959)
		Deferred gains or losses on hedges	(1)
		Revaluation reserve for land	1,312
		Total Valuation and Translation Adjustments	(2,648)
		Minority interest	457
		TOTAL NET ASSETS	56,584
TOTAL ASSETS	1,191,714	TOTAL LIABILITIES AND NET ASSETS	1,191,714

  Consolidated Statements of Income of The Tokushima Bank
(From April 1, 2008 to March 31, 2009)

(¥ millions)
Amount
Ordinary income
Interest income:	25,740
Interest on loans and discounts	21,680
Interest and dividends on securities	3,820
Interest on call loans and bills bought	155
Interest on deposits with banks	17
Other interest income	66
Fees and commissions	2,334
Other ordinary income	125
Other income	421
Total ordinary income	28,622
Ordinary expenses
Interest expenses:	3,691
Interest on deposits	3,301
Interest on negotiable certificates of deposit	153
Interest on call money and bills sold	12
Interest on borrowings and rediscounts	123
Other interest expenses	101
Fees and commissions payments	1,662
Other ordinary expenses	4,114
General and administrative expenses	14,505
Other expenses:	15,891
Provision of allowance for loan losses	7,846
Other	8,044
Total ordinary expenses	39,865
Ordinary loss	11,243
Extraordinary income
Recoveries of written-off claims	770
Total extraordinary income	770
Extraordinary loss
Loss on disposal of noncurrent assets	45
Impairment loss	44
Total extraordinary loss	90
Loss before income taxes and minority interests	10,563
Income tax, inhabitant tax and business tax - current	94
Income tax adjustment	(3,654)
Total income taxes	(3,560)
Minority interests in loss	23
Net Loss	6,978

Consolidated Statements of Changes in Shareholders’ Equity of The Tokushima Bank
(From April 1, 2008 to March 31, 2009)

(¥ millions)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2008	11,036	9,533	46,012	(170)	66,411
Changes of items during the period
Dividends from surplus			(617)		(617)
Net loss			(6,978)		(6,978)
Purchase of treasury stock				(20)	(20)
Disposal of treasury stock		(6)		15	8
Reversal of revaluation reserve for land			(28)		(28)
Total changes of items during the period	-	(6)	(7,624)	(4)	(7,635)
Balance as of March 31, 2009	11,036	9,526	38,388	(175)	58,775

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Minority interests	Total net assets
Balance as of March 31, 2008	(1,466)	(0)	1,284	(183)	622	66,850
Changes of items during the period
Dividends from surplus						(617)
Net loss						(6,978)
Purchase of treasury stock						(20)
Disposal of treasury stock						8
Reversal of revaluation reserve for land						(28)
Net changes other than shareholders’ equity	(2,492)	(0)	28	(2,465)	(164)	(2,629)
Total changes of items during the period	(2,492)	(0)	28	(2,465)	(164)	(10,265)
Balance as of March 31, 2009	(3,959)	(1)	1,312	(2,648)	457	56,584

Notes to Consolidated Financial Statements

Stated amounts in yen are rounded to the nearest million.

Policies for preparing consolidated statements

The definitions of subsidiaries and affiliated companies are in accordance with Article 2, Paragraph 8 of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

1.	Matters related to the scope of consolidation

(1)	Subsidiaries subject to consolidation:	4 companies

Company names:	TOKUGIN BUSINESS SERVICE CO., LTD. TOKUGIN SOFT CO., LTD. TOKUGIN JCB CO., LTD. TOKUGIN CAPITAL CO., LTD.

(2)	Subsidiaries not qualified for consolidation

N/A

2.	Matters related to the application of equity accounting

N/A

3.	Matters related to fiscal years, etc. of consolidated subsidiaries

The accounts closing dates of consolidated subsidiaries are as follows:

March 31 of each year:    4 companies

4.	Matters related to the valuation of assets and liabilities of consolidated subsidiaries

The full mark-to-market approach has been applied in the valuation of assets and liabilities of consolidated subsidiaries.

5.	Matters related to the amortization of goodwill and negative goodwill

Any negative goodwill will be fully amortized if incurred.

Matters related to standards for accounting treatment

1.	Valuation basis and method for trading account securities

Trading account securities are valued by the mark-to-market approach (sales costs are mainly calculated by the moving average method).

2.	Valuation basis and method for securities

(1)
For the valuation of securities, bonds held to maturity have been valued at amortized cost (on a straight-line basis) by the moving average method.  For other securities, those which have market values have been valued at the market prices as of the consolidated accounts settlement date by the mark-to-market approach (sales costs are mainly calculated by the moving average method) and those without any market values have been valued at cost or at amortized cost by the moving average approach.  All the gains and losses on the valuation of other securities have been directly credited to the net assets.

(Additional information)

With respect to interest-bearing government bonds with a significant differential between the price at which a buyer wishes to buy and the price at which a seller wishes to sell, The Tokushima Bank shall approach the situation as if no relevant market value can be determined and use the price reasonably calculated as the market value.  As a result of this accounting treatment, the value of securities has increased by ¥1,443 million, the deferred tax assets have decreased by ¥434 million, and the differences on the valuation of other securities have increased by ¥1,009 million, compared to the values that would have been calculated if the market prices had been determined to be their market values.

The reasonable calculation for the values of interest-bearing government bonds has been to determine the present values through discounts of future cash flows expected to arise from the yields on 10-year government bonds.  Yields on 10-year government bonds and the volatilities of such yields, among others, have been used as price determinant variables.

(2)	Securities invested as trust properties in money trusts as standalone investments mainly for the purpose of the securities investment have been valued by the mark-to-market approach.

3.	Valuation basis and method for derivatives trading

Derivatives trading is valued by the mark-to-market approach.

4.	Depreciation method of fixed assets

(1)	Property, plant and equipment (excluding assets under lease)

Property, plant and equipment has been depreciated on a diminishing balance basis, except for any building (excluding any affixes) acquired on or after April 1, 1998, which has been depreciated on a straight-line basis.

The main useful lives are as follows:

Buildings:	From 7 years to 50 years
Other assets:	From 3 years to 20 years

The property, plant and equipment of subsidiaries to be consolidated have been depreciated on a diminishing balance basis based on the estimated useful life of the asset item.

(2)	Intangible fixed assets (excluding assets under lease)

Intangible fixed assets have been depreciated and amortized on a straight-line basis.  Any software for The Tokushima Bank’s own use has been amortized based on the useful period in The Tokushima Bank (5 years).

5.	Basis for recognition of provisions

The Tokushima Bank’s provisions for bad debt have been recognized, as specified below, in accordance with the standards pre-determined for amortization and provision.

If a borrower is faced with management failure, as defined in the Bankruptcy and Special Liquidation Law or other regulations (“Bankrupt Borrower”), or if a borrower faces a similar situation (“Virtually Bankrupt Borrower”), we have determined the balances of the receivables received from the borrower by deducting any expected disposal amounts for collaterals and recoverable amounts under financial guarantees from the book value by reducing the amount stated in the last paragraph of this section “ – 5. Basis for recognition of provisions” below.  With respect to any receivables from any borrower who is likely to become bankrupt, we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and presented the balances which should be recognized in comprehensive consideration of the borrower’s ability to repay.

Any other receivables have been recognized based on the bad debt rate derived from the bad debt experiences faced over a certain period in the past.

All the receivables have been assessed in accordance with The Tokushima Bank’s own assessment criteria. After having sales-related departments conduct these assessments, we have had relevant asset audit departments audit the assessment results.  Finally, the above provisions have been recognized based on these assessment results.

For collateralized or guaranteed receivables from Bankrupt Borrowers or Virtually Bankrupt Borrowers, we have directly reduced the receivables by the balances determined to be recovered through the collaterals and financial guarantees as unrecoverable amounts.  These amounts come to a total of ¥13,207 million yen.

For provisions for bad debts for consolidated subsidiaries, in the case of general receivables, any amount as deemed necessary based on past loss experiences is recognized as provision for bad debts.  In the case of specific receivables such as doubtful receivables, the estimated unrecoverable amount has been recognized as provisions for bad debts taking into account the recoverability of individual cases over a certain period in the past.

6.	Basis for recognition of provisions for losses on investments

The provisions for losses on investments have been recognized to cover any losses on investments in consideration of financial positions, among other factors, of the issuer of securities.

7.	Basis for recognition of provisions for bonuses for Directors

The provisions for bonuses for Directors, which is the amount attributable to the current consolidated fiscal year of expected bonus payments to Directors, have been recognized for the payment of bonuses to Directors.

8.	Basis for recognition of provisions for retirement benefits

Necessary amounts for the payment of retirement benefits to employees have been recognized based on the retirement benefit liabilities and expected value of pension plan assets at the current consolidated fiscal year end.  The prepaid pension expenses of ¥1,416 million yen are included in “Other assets.”  The following accounting method is applied to expenses for charging the liabilities for past services and actuarial differences:

Past service liabilities:	amounts shall be derived from applying the straight-line basis over a certain period (5 years) falling under the average remaining service period for the employees.

Actuarial differences:
amounts shall be determined by equally dividing the differences for the average remaining service periods for employees for the current period on a straight-line basis over 5 years and charged to the expenses from the year following the year of incurrence.

9.	Basis for recognition of provisions for retirement bonuses to Directors

The provisions for retirement bonuses to Directors have been recognized to pay the retirement bonuses at the amounts which are deemed to have been incurred as of the end of the current fiscal year, from among the expected amounts to be paid as the retirement bonuses to Directors.

10.	Basis for recognition of provisions for loss on repayment of dormant deposits

The provisions for loss on repayment of dormant deposits have been recognized, based on historical experience, in order to meet any future repayment demands from depositors whose deposits have ceased to be recognized in liabilities.

11.	Basis for recognition of provisions for contingent losses

The provisions for contingent losses have been recognized at the estimated charges based on the depreciation and provisions criteria in order to meet the payment of charges under the joint liability plan of credit guarantee associations.

12.	Basis for translation of assets and liabilities in foreign currencies

The assets and liabilities in foreign currencies of The Tokushima Bank have been presented in the values translated into Japanese yen based on the closing rate on the consolidated accounts settlement date.  There are no applicable foreign currency assets and liabilities of consolidated subsidiaries.

13.	Accounting for lease transactions

Finance lease transactions other than those involving transfer of ownership for The Tokushima Bank and consolidated subsidiaries, with commencement dates preceding April 1, 2008 have been accounted for in accordance with the treatment applied to normal rental transactions.

14.	Significant hedge accounting method

(1)	Interest risk hedges

The accounting method for hedges of interest risks arising from financial assets and liabilities has been implemented in accordance with the special rules for interest swaps.

(2)	Hedges of foreign exchange fluctuation risks

Hedges against foreign exchange fluctuation risks arising from assets and liabilities in foreign currencies have been accounted for by the treatment applied to deferred hedges provided in the "Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry" (JICPA Industry Audit Committee Report No. 25).  Currency swap transactions and foreign exchange swap transactions have been designated as hedging instruments to eliminate foreign exchange fluctuation risks on monetary receivables and payables in foreign currencies, and we have assessed the effectiveness of the hedge relationships by confirming that there have been foreign currency positions of hedging instruments which match the monetary receivables and payables as hedged items.

15.	Accounting for consumption taxes and other similar taxes

Consumption taxes and local consumption taxes (hereinafter referred to as the “Consumption Taxes”) have been accounted for on a tax-excluded basis.

Changes in significant items fundamental to the preparation of consolidated statements

(Accounting for lease transactions)

In the past, finance lease transactions other than those involving transfer of ownership used to be accounted for in accordance with rental transactions.  From 2008, however, we have begun applying the accounting standards and application guidelines according to the “Accounting Standard for Lease Transactions” (ASBJ Standards No. 13 dated March 30, 2007) and “ASBJ Guidance for Accounting for Lease Transactions” (ASBJ Guidance No. 16 dated March 30, 2007) effective on and after April 1, 2008 and thereafter.  These changes have had no impact on our consolidated financial statements or reports.

Matters related to consolidated balance sheet

1.
Of the loans and bills discounted, receivables from Bankrupt Borrowers total ¥7,571 million and the amount of delinquent receivables totals ¥27,553 million.  Receivables from Bankrupt Borrowers relate to the loans and bills discounted subject to any events mentioned in (i) to (v) of Article 96, Paragraph 1, Item 3 of the Order for Enforcement of the Corporate Tax Act (Cabinet Order No. 97 of 1965) or any events mentioned in Item 4 of the same paragraph, from among the loans and bills discounted on which no accrued interests have been recognized (excluding any portion which has been written off; hereinafter referred to as the “Loans and Bills Discounted without Accrued Interest Recognized”).

Delinquent receivables relate to any Loans and Bills Discounted without Accrued Interest Recognized, and to any loans and bills discounted other than receivables from Bankrupt Borrowers or loans and bills discounted for which interest payments have been deferred for the purpose of managerial rehabilitation or the support of debtors.

2.	Of the loans and bills discounted, the receivables which have been delinquent for 3 months or more total ¥203 million.

Receivables which have been delinquent for 3 months or more mean any loans and bills discounted of which the payment of principal or interest has been delayed for 3 months or more from the date following the contractual payment date, and loans and bills discounted that fail to meet the definitions of receivables from Bankrupt Borrowers or receivables which have been delinquent for 3 months or more.

3.	Of the loans and bills discounted, the renegotiated receivables total ¥5,580 million.

Renegotiated receivables mean loans and bills discounted for which any arrangements favorable to debtors have been entered into, including the exemption or reduction of interest, any moratorium on interest payment, any moratorium on principal payment, and the exemption of receivables, and any loans and bills discounted which fail to meet the definitions of receivables from Bankrupt Borrowers, or receivables which have been delinquent for 3 months or more.

4.	The total amount of the receivables from Bankrupt Borrowers, receivables which have been delinquent for 3 months or more, and renegotiated receivables stands at ¥40,909 million.

The amounts stated in Items 1. to 4. above are the amounts before the deduction of provisions for bad debts.

5.
Bills and notes discounted have been accounted for as financial transactions in accordance with "Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry" (JICPA Industry Audit Committee Report No. 24). Under these rules, The Tokushima Bank may freely dispose either by sale or by pledge (re-pledge) of any commercial bills or notes accepted or foreign exchanges bought through such financial transactions.  The face value of such bills and notes is ¥13,608 million.

6.	Pledged assets are as follows:

Pledged assets:
Securities:  ¥8,281 million

Debts corresponding to pledged assets:
Borrowings (borrowings from the Bank of Japan):   -

In addition to the above, securities valued at ¥28,622 million have been deposited as collaterals for transactions, including collateral for foreign exchange settlements and the handling of public money.  Guarantee money included in other assets is ¥317 million.

7.
Overdraft arrangements and commitment line arrangements related to loans and bills discounted mean any agreements under which The Tokushima Bank promises to lend money up to a certain level when a customer applies for a loan extension, with the stipulation that there has been no breach of the terms and conditions provided in the arrangement.  The undisbursed amounts related to the arrangements stand at ¥142,577 million.  The master arrangements with terms of one year or less (or any arrangement which can voluntarily be terminated at any discretional time) represents ¥138,921 million.

As many of these arrangements may expire without any disbursement of loans, the undisbursed balances of the arrangements may not always have an impact on the future cash flows of The Tokushima Bank.  Many of these arrangements have provisions which entitle The Tokushima Bank to reject a loan application or reduce the maximum facility line for the arrangements when there are events such as changes in financial conditions, preservations of receivables.  When entering into an arrangement, The Tokushima Bank may demand collateral in the form of real estate or securities, if necessary, and after entering into the arrangement, The Tokushima Bank may monitor the business conditions of the customer, based on pre-determined internal procedures of The Tokushima Bank, revise the arrangement, and implement any measures to preserve the loans, if necessary.

8.
In accordance with the Act on Revaluation of Land of Japan (the “Revaluation of Land Act”) (Law No. 34 promulgated on March 31, 1998), we revalued the land for business purposes, recognized the amount equivalent to taxes on the revaluation differences as “deferred tax liabilities for land revaluation” in liabilities, and recognized the amount less the revaluation differences as “differences on the revaluation of the land in the net assets.”

Year, month, and date of revaluation: March 31, 1998

Method of revaluation prescribed in Article 3, Paragraph 3 of the Revaluation of Land Act:

The land was revalued at the price with assessed tax on the land price prescribed in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 promulgated on March 31, 1998) (after making a reasonable adjustment based on the assessed taxes on properties with respect to the land for The Tokushima Bank’s own boarding houses or company houses as prescribed in Article 2, Item 3 of the Revaluation of Land Act).

Differences between the total of market values at the fiscal year end for the land for business purpose revalued pursuant to Article 10 of the Revaluation of Land Act and the total book values after the revaluation of the land for business purpose:  –¥2,776 million

9.	Accumulated depreciation of property, plant and equipment: ¥12,203 million

10.	Advanced depreciation amount of property, plant and equipment: ¥136 million

11.	Borrowings include ¥5,500 million in subordinated borrowings subject to the special condition that the discharge of obligations will be subordinated to other obligations.

12.
Of the corporate bonds included in “Securities,” the amounts guaranteed by The Tokushima Bank to the corporate bonds issued through private placements (Article 2, Paragraph 3 of the Financial Instruments Exchange Act of Japan) are ¥2,482 million.

13.	Net assets per share: ¥727.23

14.
Certain equipments for business purposes, including automated teller machines and fixed assets on the balance sheet, have been used under finance leases, other than those involving transfer of ownership.

•	Acquisition cost for leased properties, accumulated depreciation, and year-end balances

			(¥ millions)
	Acquisition Cost	Accumulated Depreciation	Year End Balances
Property, plant and equipment	961	855	105
Total	961	855	105

•	Year-end balances of prepaid lease charges

Within one year:	¥84 million
Over one year:	¥21 million
Total:	¥106 million

•	Lease charges paid, depreciation expenses, and interests paid

Lease charges paid:	¥192 million
Depreciation expenses:	¥190 million
Interests paid:	¥ 1 million

•	Method for calculating depreciation expenses

The straight-line basis with the lease period designated to be the useful life and the remaining value is depreciated to nil has been applied.

•	Method for calculating interests paid

The differences between the gross lease payments and acquisition costs of leased properties shall be deemed to be the amounts equivalent to interest payments, and the interest method has been applied for allocating interest payments to each period.

Matters related to consolidated income statement

1.	“Other ordinary expenses” include amortized loans of ¥4,094 million, amortization of shares of ¥2,247 million and the losses on sales of shares of ¥1,363 million.

2.
For the current consolidated fiscal year, the book values of the asset groups of business outlets deemed to be unable to recover investments due to the continuous decline in the value of lands and other factors have been written down to the recoverable amounts, and the written-down amounts have been recognized as impairment losses (¥44 million) in extraordinary loss.  Impairment losses consist of ¥8 million for land, ¥29 million for buildings, and ¥6 million for other property, plant and equipment.

		(¥ millions)
Use	Class	Location	Amount
Working assets	Sales outlets	Hyogo prefecture	18
Working assets	Sales outlets	Tokushima prefecture	25

The Tokushima Bank has separately managed the cash flows of business outlets by the management accounting treatment for each outlet (or each group of outlets).  Therefore, each outlet (or each group of outlets) and individual asset among idle assets has been designated as a unit for grouping.

The recoverable value of the asset group has been measured at the net sales value and assessed based on the “Real Estate Appraisal Standards.”

3.	The current net loss per share: ¥90.40 yen

Matters related to the consolidated statement of changes in shareholders’ equity

1.	Matters related to the classes of issued and outstanding, the total number thereof and the classes of treasury shares and the number thereof

(In thousand shares)
	Previous Consolidated Fiscal Year End	Increase in the Current Year	Decrease in the Current Year	Current Fiscal Year End	Remarks
Issued and outstanding shares
Common shares	77,403	-	-	77,403
Total	77,403	-	-	77,403
Treasury stocks
Common shares	201	42	18	225	(Note)
Total	201	42	18	225

(Note)
The increase in the number of treasury common shares by 42,000 shares is due to the purchase of shares in the number composing one trading unit.  The decrease by 18,000 shares is due to the sale of shares in the number composing one trading unit.

2.	Matters relating to dividends

Payment of dividends during the current consolidated fiscal year

(Resolution)	Class of Shares	Total Amount of Dividends	Amount per Share	Record Date	Effective Date
Regular general meeting of shareholders on June 27, 2008	Common stock	¥308 million	¥4.0	March 31, 2008	June 30, 2008
Regular general meeting of shareholders on November 14, 2008	Common stock	¥308 million	¥4.0	September 30, 2008	December 10, 2008
Total	–	¥617 million	–	–	–

The following matters relating to the dividends on common shares have been proposed as an agenda submitted to the ordinary general meeting of shareholders expected to be held on June 26, 2009.

a.	Aggregate amount of dividends:	¥270 million
b.	Dividend per share:	¥3.5
c.	Record date:	March 31, 2009
d.	Effective date:	June 29, 2009

 Dividends are expected to be paid out of the retained earnings.

(Relating to securities)

“Trading account securities” are included, in addition to “securities” in the consolidated balance sheet.

1.	Securities held for trading purpose (as of March 31, 2009)
  (¥ millions)
	Amount in the Consolidated Balance Sheet	Valuation Differences included in the Income for the Current Consolidated Fiscal Year
Trading account securities	255	1

2.	Bonds held to maturity with market values (as of March 31, 2009)
(¥ millions)
	Amount in the Consolidated Balance Sheet	Market Value	Differences	Gains	Losses
Government bonds	-	-	-	-	-
Municipal bonds	5,121	5,156	34	34	0
Corporate bonds	5,312	5,253	(58)	39	98
Others	4,576	3,849	(727)	2	729
Total	15,010	14,259	(751)	76	827

(Note 1)	Market values are determined based on the market prices at the end of the current consolidated fiscal year.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

3.	Other securities with market values (as of March 31, 2009)

(¥ millions)
	Acquisition Cost	Amount in the Consolidated Balance Sheet	Valuation Differences	Gains	Losses
Shares	18,466	15,339	(3,126)	1,017	4,143
Bonds	142,232	143,524	1,291	2,004	713
Government bonds	78,711	80,168	1,457	1,501	43
Municipal bonds	32,119	32,143	23	174	150
Corporate bonds	31,401	31,212	(188)	329	518
Others	40,031	35,232	(4,799)	45	4,845
Total	200,730	194,096	(6,634)	3,068	9,702

(Note 1)	The values included in the balance sheet have been determined at the market values on the market prices at the end of the current fiscal year.

With respect to interest-bearing government bonds with a significant differential between the price at which a buyer wishes to buy and the price at which a seller wishes to sell, The Tokushima Bank shall approach the situation as if no relevant market value can be determined and use the price reasonably calculated as the market value.  The reasonable calculation for the values of interest-bearing government bonds has been to determine the present values through discounts of future cash flows expected to arise from the yields on 10-year government bonds.  Yields on 10-year government bonds and the volatilities of such yields, etc. have been used as price determinant variables.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

(Note 3)
The amount of –¥3,959 million, reached by excluding ¥7 million attributable to minority shares from –¥3,952 million (which is the amount derived from deducting ¥7 million of deducted deferred tax liabilities from the sum of ¥2,689 million in deferred tax assets and the total value of valuation differences specified above), is included in “Differences on the valuation of other securities.”

(Note 4)
Among other securities with market values, those with market values that have significantly declined relative to their acquisition costs and are not expected to recover to the level of their acquisition cost have been recognized at market value in the balance sheet, and their valuation differences have been accounted for as loss for the current fiscal year (hereinafter referred to as the “Impairment Treatment”).

The amount subject to the Impairment Treatment for the current fiscal year is ¥5,486 million (out of which, ¥2,134 million is for shares and ¥3,351 million is for other securities).

With regard to the criteria for determining that market values have “significantly declined”: When the market values at the year end have declined by 50% or more compared to the acquisition cost, we will determine that the market values have significantly declined; when the market values have declined within the range of 30% to 50%, our determination as to whether they have been impaired will be based on considerations of the financial conditions of the issuer and changes in prices over a certain period in the past.

4.	Bonds held to maturity and sold during the current fiscal year (from April 1, 2008 to March 31, 2009)

(¥ millions)
	Cost of sales	Sales amount	Gains or losses on sales
Others	52	24	(28)

(Reasons for the sales)  Significant decline in the credit ratings of bond issuers

5.	Other securities sold during the current fiscal year (from April 1, 2008 to March 31, 2009)

(¥ millions)
	Sales amount	Total gains on sales	Total losses on sales
Other securities	17,005	154	1,770

6.	Nature of major securities without market values and the values included in the consolidated balance sheet (as of March 31, 2009)

(¥ millions)
Amount
Held-to-maturity bonds Privately placed corporate bonds	1,500
Other securities Non-listed shares	6,275
Privately placed corporate bonds	2,724

7.	Other securities with maturities and expected redemption amounts of bonds held to maturity
(as of March 31, 2009)
(¥ millions)
	Less than 1 year	Over 1 year Less than 5 years	Over 5 years Less than 10 years	Over 10 years
Bonds	26,621	60,576	55,010	15,975
Government bonds	11,860	33,863	18,469	15,975
Municipal bonds	5,121	3,354	28,788	-
Corporate bonds	9,638	23,358	7,752	-
Others	3,672	18,687	4,788	2,669
Total	30,293	79,263	59,799	18,644

(Monetary trust relationship)

1.	Monetary trust for investment purpose (as of March 31, 2009)
		(¥ millions)
	Amount in the balance sheet	Valuation differences included in the income for the current fiscal year
Monetary trust for investment purpose	3,809	–

2.	Monetary trust held to maturity (as of March 31, 2009)

N/A

3.	Other monetary trust (for purposes other than investment and holding to maturity) (as of March 31, 2009)

N/A

Accounting Auditor’s Audit Report (Copy)

Independent Auditor’s Audit Report

May 12, 2009

To:     The Board of Directors
The Tokushima Bank, Ltd.
Ernst & Young ShinNihon LLC

Hiroyuki Takeda
Engagement Partner
Certified Public Accountant

Isao Asano
Engagement Partner
Certified Public Accountant

We have audited the financial statements of The Tokushima Bank, Ltd. (“The Tokushima Bank”) for the 116th fiscal year (April 1, 2008 through March 31, 2009), which included the balance sheet, statements of income, statement of changes in net assets, non-consolidated notes, and their supporting schedules, for the purpose of reporting under the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act of Japan.  The management of The Tokushima Bank was responsible for the preparation of these financial statements and their supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements and their supporting schedules.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the financial statements and their supporting schedules do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the financial statements and their supporting schedules as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above financial statements and their supporting schedules properly present the financial position and the results of operations of The Tokushima Bank during the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in The Tokushima Bank required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Accounting Auditor’s Audit Report on Consolidated Financial Statements (Copy)

Independent Auditor’s Audit Report

May 12, 2009

To:     The Board of Directors
The Tokushima Bank, Ltd.
Ernst & Young ShinNihon LLC

Hiroyuki Takeda
Engagement Partner
Certified Public Accountant

Isao Asano
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements of The Tokushima Bank, Ltd. (“The Tokushima Bank”) for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), which included the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets, and consolidated notes, for the purpose of reporting under the provisions of Article 444, Paragraph 4 of the Companies Act of Japan.  The management of the Company was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations during the fiscal year, in all material respects, of the group consisting of The Tokushima Bank, Ltd. and its consolidated subsidiaries in conformity with accounting principles generally accepted in Japan.

We have no specific interest in The Tokushima Bank required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Board of Corporate Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the Board of Corporate Auditors of The Tokushima Bank, Ltd. (“The Tokushima Bank”) after deliberation, based on audit reports prepared by each Corporate Auditor with respect to the methods and results of audit concerning the performance of each Director of his/her respective duties during the 116th fiscal year (April 1, 2008 through March 31, 2009).  We hereby report as follows.

1.    Methods of Audit by Corporate Auditors and the Board of Corporate Auditors, and their contents

In addition to establishing audit policies and audit plans, and receiving reports from each Corporate Auditor on the status and results of the audit, the Board of Corporate Auditors received reports from Directors and the Accounting Auditor on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by Corporate Auditors established by the Board of Corporate Auditors, pursuant to the audit policies and segregation of duties, each Corporate Auditor communicated with Directors, the Internal Audit Division and employees, collected information and worked to improve the audit environment, attended meetings of the Board of Directors and other important meetings, received reports from Directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approved documents, and inspected the state of business operations and assets at the head office and other important branch offices.

In addition, we monitored and reviewed the system to ensure compliance with applicable laws and regulations as well as the articles of incorporation by Directors in performing their duties, as well as the contents of resolutions of the meeting of the Board of Directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Companies Act of Japan (internal control system) that has been developed based on such resolutions, which are necessary to ensure proper operation of The Tokushima Bank.

With respect to the internal control of the financial reporting, the Board of Corporate Auditors received reports from Directors and Ernst & Young ShinNihon LLC on the evaluation of the internal control and the auditing status, and requested further explanations as deemed necessary.

With respect to subsidiaries, we communicated with and exchanged information with Directors and Corporate Auditors, among others, of the subsidiaries, received business reports from subsidiaries as deemed necessary, and inspected the state of business operations and assets for the fiscal year.

Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the Accounting Auditor maintained their independence and conducted the audit properly, received reports from the Accounting Auditor on the performance of their duties, and requested further explanations as deemed necessary.

Furthermore, we were informed by the Accounting Auditor that they are establishing a “System to ensure the appropriate performance of duties” (syokumu no suikou ga tekisetsu ni okonawareru koto o kakuho suru tameno taisei) (Matters as defined in each Section of Article 131 of the Company Accounting Regulations) pursuant to the “Standards on quality control for auditing” (kansa ni kansuru hinshitsu kanri kijyun) (Business Accounting Council, October 28, 2005), and requested explanations as deemed necessary.

Based on the above methods, we reviewed the financial statements for the fiscal year (the balance sheet, statements of income, statement of changes in net assets, and non-consolidated notes) as well as their supporting schedules, and the consolidated financial statements (the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets, and consolidated notes).

2.     Results of Audit

(1)   Results of audit of the business report

(i)   The business report and its supporting schedules of The Tokushima Bank accurately present the financial conditions of The Tokushima Bank in conformity with applicable laws and regulations and the articles of incorporation of The Tokushima Bank.

(ii)  No irregularity or violation of applicable laws or regulations or the articles of incorporation of The Tokushima Bank was found with respect to the activities of the Directors.

(iii) Resolutions of the meeting of the Board of Directors with respect to the internal control system are appropriate.  In addition, there are no matters to be noted regarding the performance of duties of Directors with respect to the internal control system for financial reporting.

(2)   Results of audit of the financial statements and their supporting schedules

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the Accounting Auditor of The Tokushima Bank, are appropriate.

(3)   Results of audit of the consolidated financial statements

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the Accounting Auditor of The Tokushima Bank, are appropriate.

May 13, 2009

Board of Corporate Auditors of
The Tokushima Bank, Ltd.

Hideki Haraguchi
Standing Corporate Auditor

Naoki Hayashi
Standing Corporate Auditor

Shigeki Takaoka
Corporate Auditor

(Note) Messrs. Hideki Haraguchi and Shigeki Takaoka, Corporate Auditors of the Company, are Outside Corporate Auditors as defined in Article 2, Item 16 and Article 335, Paragraph 3 of the Companies Act of Japan.

End of Document

(End of Appendix to the Convocation Notice)